UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EchoStar Corporation
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March 23, 2012

DEAR SHAREHOLDER:

It is a pleasure for me to extend to you an invitation to attend the 2012 Annual Meeting of Shareholders of EchoStar Corporation.  The Annual Meeting will be held on May 3, 2012, at 1:00 p.m., local time, at EchoStar’s headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112.

The enclosed Notice of 2012 Annual Meeting of Shareholders and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting.  During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

We hope that all shareholders will be able to attend the Annual Meeting.  Whether or not you plan to attend the Annual Meeting in person, it is important that you be represented.  To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online or by mail or telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.  I look forward to seeing you at the Annual Meeting.

CHARLES W. ERGEN

Chairman of the Board of Directors

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The Annual Meeting of Shareholders of EchoStar Corporation will be held on May 3, 2012, at 1:00 p.m., local time, at 100 Inverness Terrace East, Englewood, Colorado 80112, for the following purposes:

1.              To elect seven directors to our Board of Directors;

2.              To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.              To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy.  Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

•                  Vote online or by telephone, by following the instructions included with your proxy card; or

•                  Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 7, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the meeting.  This proxy statement and proxy card were either made available to you over the Internet or mailed to you beginning on or about March 23, 2012.

By Order of the Board of Directors

DEAN A. MANSON
Executive Vice President, General Counsel
and Secretary

March 23, 2012

100 Inverness Terrace East • Englewood, Colorado 80112 • Tel: (303) 706-4000 • Fax: (303) 723-1999

PROXY STATEMENT

OF

ECHOSTAR CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our” or the “Corporation”).  The Annual Meeting will be held on May 3, 2012, at 1:00 p.m., local time, at 100 Inverness Terrace East, Englewood, Colorado 80112.

This Proxy Statement is being sent or provided on or about March 23, 2012, to holders of record at the close of business on March 7, 2012 of our Class A Common Stock (the “Class A Shares”) and Class B Common Stock (the “Class B Shares”).

Your proxy is being solicited by our Board of Directors (the “Board” or “Board of Directors”).  It may be revoked by written notice given to our Secretary at our headquarters, at 100 Inverness Terrace East, Englewood, Colorado 80112, at any time before being voted at the Annual Meeting.  You may also revoke your proxy by submitting a proxy with a later date or by voting in person at the Annual Meeting.  To vote online or by telephone, please refer to the instructions included with the proxy card.  To vote by mail, please complete the accompanying proxy card and return it to us as instructed in the proxy card.  Votes submitted online or by telephone or mail must be received by 11:59 p.m., Eastern Time, on May 2, 2012.  Submitting your vote online or by telephone or mail will not affect your right to vote in person, if you choose to do so.  Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted for the proposals described in this Proxy Statement in accordance with the instructions set forth in your proxy.  The Board is currently not aware of any matters proposed to be presented at the Annual Meeting other than the election of seven directors and the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter.  Your presence at the Annual Meeting does not by itself revoke your proxy.

Attendance at the Meeting

All of our shareholders of record at the close of business on March 7, 2012, or their duly appointed proxies, may attend the Annual Meeting.  Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis.  Registration and seating will begin at 12:45 p.m., local time, and the Annual Meeting will begin at 1:00 p.m., local time.  Each shareholder may be asked to present a valid government issued photo identification confirming his or her identity as a shareholder of record, such as a driver’s license or passport.  Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

If your shares are held by a broker, bank, or other nominee (often referred to as holding in “street name”) and you desire to attend the Annual Meeting, you will need to bring a legal proxy or a copy of a brokerage or bank statement reflecting your share ownership as of the record date, March 7, 2012.  All shareholders must check in at the registration desk at the Annual Meeting.

Securities Entitled to Vote

Only shareholders of record at the close of business on March 7, 2012 are entitled to notice of the Annual Meeting.  Such shareholders may vote shares held by them at the close of business on March 7, 2012 at the Annual Meeting.  At the close of business on March 7, 2012, 38,996,125 Class A Shares and 47,687,039 Class B Shares were outstanding.  Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders.  Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

Quorum

In accordance with our Articles of Incorporation (our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker nonvotes, will be considered for purposes of determining the number of total votes present at the Annual Meeting.

Vote Required

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director.  No cumulative voting is permitted.  The seven nominees receiving the highest number of votes cast “for” the nominee will be elected.

The affirmative vote of a majority of the voting power represented at the Annual Meeting is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. The total number of votes cast “for” KPMG LLP as our independent registered public accounting firm will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.  However, abstentions will not be counted as “against” or “for” the election of directors.  Broker nonvotes will not be considered in determining the election of directors or the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Through his direct or indirect ownership of Class A Shares and Class B Shares, Charles W. Ergen possesses approximately 75.6% of our total voting power.  Please see “Equity Security Ownership” below.  Mr. Ergen has indicated his intention to vote: (1) for the election of each of the seven director nominees; and (2) for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  Accordingly, the election of each of the director nominees and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 are assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.”  Under this procedure, service providers that deliver our communications to shareholders may deliver a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to multiple shareholders sharing the same address, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.  This householding procedure will reduce our printing costs and postage fees.

We will deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.  Please notify Broadridge Financial Solutions, at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061 to receive a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions at the address provided above.

Our Mailing Address

Our mailing address is 100 Inverness Terrace East, Englewood, Colorado 80112.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of seven directors at the Annual Meeting.  Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his respective successor shall be duly elected and qualified.  The affirmative vote of a plurality of the total votes cast for directors is necessary to elect a director.  This means that the seven nominees who receive the most votes will be elected to the seven open directorships even if they get less than a majority of the votes cast.  Each nominee has consented to his nomination and has advised us that he intends to serve if elected.  If at the time of the meeting one or more of the nominees have become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees; or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.  David K. Moskowitz, a current member of the Board of Directors, is not standing for reelection to the Board at the Annual Meeting. The Board of Directors has determined to reduce the size of the Board from eight directors to seven directors effective immediately following the expiration of Mr. Moskowitz’s term as a director at the conclusion of the Annual Meeting.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Company

R. Stanton Dodge	44	2009	Director
Michael T. Dugan	63	2007	Director, Chief Executive Officer and President
Charles W. Ergen	59	2007	Chairman
Anthony M. Federico	64	2011	Director
Pradman P. Kaul	65	2011	Director and President, Hughes Communications, Inc.
Tom A. Ortolf	61	2007	Director
C. Michael Schroeder	63	2007	Director

The following sets forth the business experience of each of the nominees over the last five years:

R. Stanton Dodge.  Mr. Dodge serves as a member of our Board of Directors and is currently the Executive Vice President, General Counsel and Secretary of DISH Network Corporation (“DISH Network”), and is responsible for all legal and government affairs of DISH Network and its subsidiaries.  From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH Network and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH Network on January 1, 2008 (the “Spin-off”).  Since joining DISH Network in November 1996, he has held various positions of increasing responsibility in DISH Network’s legal department. The Board concluded that Mr. Dodge should continue to serve on the Board due to, among other things, his knowledge of our industry particularly in light of his business and legal expertise obtained during his prior service as our General Counsel, his service as DISH Network’s General Counsel and roles of increasing responsibility held at DISH Network during his 15 years of service.

Michael T. Dugan.  Mr. Dugan has served as our Chief Executive Officer and President since November 2009.  Mr. Dugan has also served as a member of our Board of Directors since our formation in 2007.  Mr. Dugan served as a Senior Advisor to EchoStar from January 1, 2008 until November 2009.  From May 2004 to December 2007, he was a director of DISH Network, and served DISH Network alternately as Chief Technical Officer and Senior Advisor from time to time.  Mr. Dugan served as a director of Frontier Corporation from October 2006 until November 2009.  The Board concluded that Mr. Dugan should continue to serve on the Board due to, among other things, his knowledge of DISH Network from his service as a director and officer and his experience in the telecommunications and related industries from his service over the years as a director or officer with a number of different companies in those industries.

Charles W. Ergen.  Mr. Ergen serves as our executive Chairman and Chairman of the Board of Directors.  Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009.  Mr. Ergen serves as executive Chairman and has been Chairman of the Board of Directors of DISH Network since its formation and, during the past five years, has held executive officer and director positions with DISH Network and its subsidiaries.  The Board concluded that Mr. Ergen should continue to serve on the Board due to, among other things, his role as DISH Network’s co-founder and as our controlling shareholder in addition to his extensive experience in our industry.

Anthony M. Federico.  Mr. Federico serves as a member of our Board of Directors, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee.  The Board of Directors has determined that Mr. Federico meets the independence requirements of NASDAQ and SEC rules and regulations.  Until 2012, Mr. Federico served as Vice President, Chief Engineer, and Graphic Communications Executive Liaison of Xerox Corporation (“Xerox”).  Mr. Federico joined Xerox in 1968, and held various product and general management positions, as well as numerous engineering, solutions, information management, and process re-engineering positions.  Mr. Federico led the internal development of most of Xerox’s major production products over the last 20 years, including DocuPrint, DocuTech, DocuTech HLC, Nuvera, and iGen3.  Mr. Federico’s other positions previously held with Xerox included: Vice President/General Manager Production Solutions Businesses, Vice President of Technology for Production Systems, Vice President/General Manager Technology and Document Production Solutions, and Vice President Market-To-Collection and North American Information Management.  Mr. Federico earned a Bachelor of Science degree in Mathematics and Electrical Engineering from the University of Rochester, and has done graduate studies in these areas and Computer Science at the Rochester Institute of Technology and General Management at Indiana University and Harvard University.  In addition, Mr. Federico holds 24 patents and was the 1991 recipient of the Xerox President’s Award and the Xerox Individual Excellence Award.  The Board concluded that Mr. Federico should continue to serve on the Board due to, among other things, his technical and managerial experience, acquired, in part, during his tenure with Xerox.

Pradman P.  Kaul.  Mr. Kaul has served as a member of our Board of Directors since August 2011, and currently serves as the President of Hughes Communications, Inc. (“Hughes Communications”), a wholly owned subsidiary of EchoStar. Previously, Mr. Kaul served as the Chief Operating Officer, Executive Vice President and Director of Engineering of Hughes Network Systems, LLC (“HNS” and, together with Hughes Communications, “Hughes”), a wholly owned subsidiary of Hughes Communications.  Mr. Kaul received a Bachelor of Science degree in Electrical Engineering from The George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley.  Mr. Kaul has been inducted as a member of the National Academy of Engineering.  The Board concluded that Mr. Kaul should continue to serve on the Board due to, among other things, his technical and managerial experience acquired within the satellite industry, including his experience with Hughes.

Tom A. Ortolf.  Mr. Ortolf serves as a member of our Board of Directors, and is a member of our Executive Compensation Committee, Nominating Committee, and Audit Committee, where he serves as our “audit committee financial expert.” The Board of Directors has determined that Mr. Ortolf meets the independence requirements and “audit committee financial expert” requirements of NASDAQ and SEC rules and regulations. Since 2005, Mr. Ortolf has also served as a member of the Board of Directors of DISH Network and as a member of its Executive Compensation Committee, Nominating Committee, and Audit Committee. Mr. Ortolf has been the President of CMC, a privately held investment management firm, for nearly twenty years. The Board concluded that Mr. Ortolf should continue to serve on the Board due to, among other things, his extensive knowledge of EchoStar from his service as a director since 2007 and as a director of DISH Network prior to the Spin-off and his investment and financial experience gained, in part, as President of CMC.

C. Michael Schroeder.  Mr. Schroeder serves as a member of our Board of Directors, and serves on our Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors has determined that Mr. Schroeder meets the independence of NASDAQ and SEC rules and regulations. In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. (“CSS”), which he grew to encompass a 10 state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve over 400,000 subscribers. Prior to the Spin-off of EchoStar from DISH Network, Mr. Schroeder served on the Board of Directors of DISH Network and was a member of DISH Network’s Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board concluded that Mr. Schroeder should continue to serve on the Board due to, among other things, his knowledge of EchoStar from his service as a director since 2007 and as a director of DISH Network prior to the Spin-off, and his operational expertise and satellite systems sales knowledge developed, in part, with CSS.

Charles W. Ergen, our Chairman, currently possesses approximately 75.6% of our total voting power.  Please see “Equity Security Ownership” below.  Mr. Ergen has indicated his intention to vote in favor of Proposal No. 1.  Accordingly, approval of Proposal No. 1 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein (Item No. 1 on the enclosed proxy card).

Board of Directors and Committees and Selection Process

Our Board held eleven meetings in 2011 and also took action by unanimous written consent on four occasions during 2011.  Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he was a director; and (ii) the total number of meetings held by all committees of the Board on which he served.  In addition, our non-employee directors held four executive sessions in 2011.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.  Officers serve at the discretion of the Board.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Charles W. Ergen, our Chairman.  Mr. Ergen currently beneficially owns approximately 50.6% of our total equity securities and possesses approximately 75.6% of the total voting power.  Mr. Ergen’s beneficial ownership of us excludes 8,734,250 of our Class A Shares issuable upon conversion of our Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family. These trusts beneficially own approximately 18.3% of our total equity securities and possess approximately 16.9% of our total voting power. Please see “Equity Security Ownership” below.  Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.  Nevertheless, the Corporation has created an Executive Compensation Committee (the “Compensation Committee”) and a Nominating Committee, in addition to an Audit Committee, all of which are composed entirely of independent directors.  The charters of our Compensation, Audit and Nominating Committees are available free of charge on our website at http://www.echostar.com.  The function and authority of these committees are described below:

Compensation Committee.  The Compensation Committee operates under a Compensation Committee Charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than nonemployee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar’s executive officers, and certify achievement of such goals prior to payment; and (iv) set the compensation of Mr. Ergen, who is our Chairman.  The Compensation Committee held five meetings and took action by unanimous written consent on four occasions during 2011.  The current members of the Compensation Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Ortolf serving as Chairman of the Compensation Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.  Joseph P. Clayton was also a member of the Compensation Committee during 2011 but resigned from the Board and its committees effective June 20, 2011.  Mr. Clayton resigned, among other reasons, to devote more time to his new responsibilities as President and Chief Executive Officer of, and a member of the board of directors of, DISH Network.  Mr. Federico replaced Mr. Clayton on the Compensation Committee following Mr. Clayton’s resignation.

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and related SEC rules and regulations.  The Audit Committee operates under an Audit Committee Charter adopted by the Board.  The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, and our compliance with legal and regulatory requirements; (vi) review the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm.

The Audit Committee held ten meetings and took action by unanimous written consent on three occasions during 2011.  The current members of the Audit Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Schroeder serving as Chairman of the Audit Committee and Mr. Ortolf serving as our “audit committee financial expert”.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.  As discussed above, Mr. Clayton was also a member of the Audit Committee during 2011 but resigned effective June 20, 2011.  Mr. Federico replaced Mr. Clayton on the Audit Committee following Mr. Clayton’s resignation.  The Board has also determined that each member of our Audit Committee is financially literate and that Mr. Ortolf qualifies as an “audit committee financial expert” as defined by applicable SEC rules and regulations.

Nominating Committee.  The Nominating Committee operates under a Nominating Committee Charter adopted by the Board.  The principal function of the Nominating Committee is to recommend independent director nominees for selection by the Board.  The Nominating Committee held three meetings and did not take action by written consent during 2011.  The current members of the Nominating Committee are Mr. Ortolf, Mr. Schroeder and Mr. Federico, with Mr. Federico serving as Chairman of the Committee.  The Board has determined that each of these individuals meets the independence requirements of NASDAQ and SEC rules and regulations.  As discussed above, Mr. Clayton was also a member of the Nominating Committee during 2011 but resigned effective June 20, 2011.  Mr. Federico replaced Mr. Clayton on the Nominating Committee following Mr. Clayton’s resignation.

The Nominating Committee will consider candidates suggested by its members, other directors, senior management and shareholders as appropriate.  No search firms or other advisors were retained to identify prospective nominees during the past fiscal year.  The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by security holders or with respect to nominating anyone to our Board other than nonemployee directors.  Director candidates, whether recommended by the Nominating Committee, other directors, senior management or shareholders are currently considered by the Nominating Committee and the Board, as applicable, in light of the entirety of their credentials, including but not limited to the following diverse factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) their independence from management under listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation.

Board Criteria

In considering whether to recommend a prospective nominee for selection by the Board, including candidates recommended by shareholders, the Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. However, the Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing, in accordance with the process described in “Shareholder Communications” below, with whatever supporting material the shareholder considers appropriate. The Nominating Committee will consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer with Mr. Charles W. Ergen serving as Chairman and Mr. Michael T. Dugan serving as Chief Executive Officer and President of the Corporation.  Mr. Dugan is responsible for the day-to-day management of the Corporation and Mr. Ergen primarily identifies strategic priorities and leads the discussion and execution of strategy for the Corporation.  We believe this leadership structure is appropriate for the Corporation, among other reasons, because separating the Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.  Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.  In light of the separation of the role of Chairman of the Board from the role of Chief Executive Officer and Mr. Ergen’s voting control, we believe that the creation of a lead independent director position is not necessary at this time.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes.  The Board discharges this oversight responsibility through regular reports received from and discussions with senior management on areas of material risk exposure to the Corporation.  These reports and Board discussions include, among other things, operational, financial, legal and regulatory, and strategic risks.  Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes.  For example, as part of its charter, our Audit Committee is responsible for, among other things, discussing Corporation policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation.  When a Committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one Committee has responsibility.  The Board or applicable Committee also has authority to engage external advisors as necessary.

Other Information About Our Board of Directors

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings. All of our directors were in attendance at our 2011 annual meeting. We expect that all of our nominees for election to the Board of Directors will attend our 2012 annual meeting.

Equity Security Ownership

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on March 7, 2012 by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our directors; (iii) our Chief Executive Officer, Chief Financial Officers and three other most highly compensated persons acting as one of our executive officers for the fiscal year ended December 31, 2011 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	39,927,454	50.6%
William R. Gouger (4)	8,735,728	18.3%
Putnam Investment, LLC (5)	5,022,074	12.9%
MSD Capital, L.P. (6)	3,614,508	9.3%
Burgundy Asset Management Ltd. (7)	1,955,981	5.0%
Michael T. Dugan (8)	604,680	1.5%
Mark W. Jackson (9)	277,052	*
David K. Moskowitz (10)	188,892	*
Tom A. Ortolf (11)	33,240	*
R. Stanton Dodge (12)	27,464	*
C. Michael Schroeder (13)	24,020	*
Anthony M. Federico (14)	10,146	*
Kenneth G. Carroll (15)	10,092	*
Anders N. Johnson (16)	2,000	*
David J. Rayner (17)	528	*
Pradman P. Kaul	—	0.0%
All Directors and Executive Officers as a Group (15 persons) (18)	41,241,469	51.5%
Class B Common Stock:
Charles W. Ergen	38,952,789	81.7%
Trusts (19)	8,734,250	18.3%
All Directors and Executive Officers as a Group (15 persons) (18)	38,952,789	81.7%

*            Less than 1%.

(1)            Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112.  As of the close of business on March 7, 2012, there were 38,996,125 outstanding Class A Shares and 47,687,039 outstanding Class B Shares.

(2)           Mr. Ergen is deemed to own beneficially all of the EchoStar Class A Shares owned by his spouse, Cantey Ergen. Mr. Ergen’s beneficial ownership includes: (i) 58,578 EchoStar Class A Shares; (ii) 3,705 EchoStar Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (which we refer to as the 401(k) Plan); (iii) 896,000 EchoStar Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table; (iv) 47 EchoStar Class A Shares held by Mr. Ergen’s spouse; (v) 201 EchoStar Class A Shares held in the 401(k) Plan held by Mrs. Ergen; (vi) 10,734 EchoStar Class A Shares held as custodian for his children; (vii) 5,400 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer; and (viii) 38,952,789 EchoStar Class A Shares issuable upon conversion of Mr. Ergen’s EchoStar Class B Shares. Mr. Ergen’s beneficial ownership of EchoStar Class A Shares excludes: (A) 1,424,675 EchoStar Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Two-Year Grantor Retained Annuity Trust (“GRAT”) dated November 30, 2010, (B) 1,842,674 EchoStar Class A Shares issuable upon conversion of EchoStar Class B Shares currently held by the Ergen Three-Year GRAT dated November 30, 2010, (C) 2,048,952 EchoStar Class A Shares issuable upon conversion of EchoStar Class B Shares currently held by the Ergen Four-Year GRAT dated November 30, 2010, (D) 2,170,577 EchoStar Class A Shares issuable upon conversion of Class B Shares currently held by the

Ergen Five-Year GRAT dated November 30, 2010, and (E) 1,247,372 EchoStar Class A Shares issuable upon conversion of EchoStar Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)            Because each EchoStar Class B Share is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Corporation representing approximately 75.6% of the voting power of the Corporation (assuming no conversion of the EchoStar Class B Shares and after giving effect to the exercise of Mr. Ergen’s options that are either currently exercisable or may become exercisable within 60 days of the date of this table).  Mr. Ergen’s beneficial ownership excludes 8,734,250 EchoStar Class A Shares issuable upon conversion of EchoStar Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family. These trusts beneficially own approximately 18.3% of our total equity securities and possess approximately 16.9% of our total voting power.

(4)            The address of Mr. William R. Gouger is 400 Inverness Parkway, Suite 250, Englewood, CO 80112.  Mr. Gouger’s beneficial ownership includes: (i) 28 EchoStar Class A Shares owned beneficially directly by Mr. Gouger; (ii) 1,450 EchoStar Class A Shares owned beneficially indirectly by Mr. Gouger in the 401(k) Plan; (iii) 1,247,372 EchoStar Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of certain trusts established by Mr. Ergen for the benefit of his family; (iv) 1,424,675 EchoStar Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Two-Year GRAT dated November 30, 2010; (v) 1,842,674 EchoStar Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Three-Year GRAT dated November 30, 2010; (vi) 2,048,952 EchoStar Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Four-Year GRAT dated November 30, 2010; and (vii) 2,170,577 EchoStar Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Five-Year GRAT dated November 30, 2010.

(5)            The address of Putnam Investments, LLC (d/b/a Putnam Investments) is One Post Office Square, Boston, Massachusetts 02109.  Of the EchoStar Class A Shares beneficially owned, Putnam Investments has sole voting power as to 100,421 EchoStar Class A Shares beneficially owned by it and sole dispositive power as to 5,022,074 EchoStar Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G filed by Putnam Investments with the SEC on February 14, 2012.

(6)            The address of MSD Capital L.P. (“MSD”) is 645 Fifth Avenue, 21st Floor, New York, New York 10022.  Of the EchoStar Class A Shares beneficially owned, MSD has shared voting power as to all 3,614,508 EchoStar Class A Shares.  MSD is the general partner of MSD Torchlight, L.P., the direct owner of the 3,614,508 EchoStar Class A Shares, and as such MSD may be deemed to beneficially own the securities owned by MSD Torchlight, L.P.  MSD Capital Management LLC is the general partner of MSD and as such may be deemed to beneficially own the securities owned by MSD.  Michael S. Dell is the controlling member of MSD Capital Management LLC and as such may be deemed to beneficially own the securities owned by MSD Capital Management LLC.  This information is based solely upon a Schedule 13G filed by MSD on February 14, 2012.

(7)            The address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.  Of the EchoStar Class A Shares beneficially owned, Burgundy Asset Management has sole voting power as to 1,300,121 EchoStar Class A Shares beneficially owned by it and sole dispositive power as to 1,955,981 EchoStar Class A Shares beneficially owned by it. This information is based solely upon a Schedule 13G filed by Burgundy Asset Management with the SEC on February 15, 2012.

(8)           Mr. Dugan’s beneficial ownership includes: (i) 116 EchoStar Class A Shares; (ii) 964 EchoStar Class A Shares held in the 401(k) Plan; and (iii) 603,600 EchoStar Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(9)            Mr. Jackson’s beneficial ownership includes: (i) 103 EchoStar Class A Shares; (ii) 2,949 EchoStar Class A Shares held in the 401(k) Plan; and (iii) 274,000 EchoStar Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(10)     Mr. Moskowitz’s beneficial ownership includes: (i) 25,448 EchoStar Class A Shares; (ii) 3,543 EchoStar Class A Shares held in the 401(k) Plan; (iii) 152,000 EchoStar Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table; (iv) 265 EchoStar Class A Shares held as custodian for his children; (v) 1,636 EchoStar Class A Shares held as trustee for Mr. Ergen’s children and (vi) 6,000 EchoStar Class A Shares held by a charitable foundation for which Mr. Moskowitz is a member of the board of directors.

(11)     Mr. Ortolf’s beneficial ownership includes: (i) 21,000 EchoStar Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table; (ii) 40 EchoStar Class A Shares held in the name of one of his children; and (iii) 12,200 EchoStar Class A Shares held by a partnership of which Mr. Ortolf is a partner.

(12)     Mr. Dodge’s beneficial ownership includes: (i) 36 EchoStar Class A Shares; (ii) 428 EchoStar Class A Shares held in the 401(k) Plan; and (iii) 27,000 EchoStar Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(13)     Mr. Schroeder’s beneficial ownership includes: (i) 3,020 EchoStar Class A Shares; and (ii) 21,000 EchoStar Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(14)     Mr. Federico’s beneficial ownership includes: (i) 146 EchoStar Class A Shares; and (ii) 10,000 EchoStar Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(15)     Mr. Carroll’s beneficial ownership includes: (i) 92 EchoStar Class A Shares held in the 401(k) Plan; and (ii) 10,000 EchoStar Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table.

(16)     Mr. Johnson’s beneficial ownership includes 2,000 EchoStar Class A Shares.

(17)     Mr. Rayner’s beneficial ownership includes 528 EchoStar Class A Shares held in the 401(k) Plan.  Effective November 8, 2011, Mr. Rayner ceased to be an employee of EchoStar.

(18)     Includes: (i) 89,929 EchoStar Class A Shares; (ii) 16,029 EchoStar Class A Shares held in the 401(k) Plan; (iii) 2,146,199 EchoStar Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the date of this table; (iv) 12,200 EchoStar Class A Shares held in a partnership; (v) 38,952,789 EchoStar Class A Shares issuable upon conversion of EchoStar Class B Shares; (vi) 12,675 EchoStar Class A Shares held in the name of, or in trust for, children and other family members; (vii) 11,400 EchoStar Class A Shares held by a charitable foundation; and (viii) 248 EchoStar Class A Shares held by a spouse.

(19)     Held by certain trusts established by Mr. Ergen for the benefit of Mr. Ergen’s family of which Mr. Gouger is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities.  We believe that during 2011, our directors, executive officers and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.  In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal year 2011 compensation for our NEOs.  Unless otherwise indicated, NEOs in this Proxy Statement refers to our NEOs who did not perform services for us pursuant to the Management Services Agreement between DISH Network and us in connection with the Spin-off of EchoStar from DISH Network.  To the extent applicable, the CD&A also contains information regarding performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2011 but are not intended to be estimates of future results or other forward-looking guidance.  We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Our NEOs in 2011 included Mr. Kenneth G. Carroll; Mr. Michael T. Dugan; Mr. Charles W. Ergen; Mr. Mark W. Jackson; Mr. Anders N. Johnson; Mr. Pradman P. Kaul; and Mr. David J. Rayner.  Mr. Carroll, Mr. Dugan, Mr. Jackson, Mr. Johnson and Mr. Rayner were employed and solely compensated by EchoStar during 2011.  Mr. Rayner served as our Chief Financial Officer from June 2010 until November 8, 2011.  Effective November 8, 2011, Mr. Rayner ceased to be an employee of EchoStar.  Mr. Carroll has served as our Chief Financial Officer since November 2011.  Mr. Ergen was employed and compensated by both EchoStar and DISH Network in 2011.  Mr. Kaul was employed and compensated by Hughes Communications prior to our acquisition of all of the outstanding equity of Hughes Communications (the “Hughes Acquisition”) on June 8, 2011, and was employed and compensated by us thereafter.  Mr. Kaul’s compensation was set by the compensation committee of Hughes Communications prior to the Hughes Acquisition, and in connection with the Hughes Acquisition, EchoStar agreed to generally maintain the existing cash compensation and benefits of Hughes employees for a one-year period following the Hughes Acquisition.  For a discussion of Hughes’ prior compensation policies, please see the periodic reports filed by Hughes Communications with the SEC, including Hughes

Communications’ proxy statement on Schedule 14A for the year ended December 31, 2010.  Other than as described elsewhere with respect to Mr. Ergen, none of our NEOs received direct compensation from both us and DISH Network during 2011 and the compensation paid by one company in 2011 had no impact on the compensation decisions of the other company in 2011.  With the exception of Mr. Kaul, who entered into an employment agreement with Hughes prior to the Hughes Acquisition, none of our NEOs has entered into an employment agreement with us.

Overall Compensation Program Objectives and Policies

Compensation Philosophy

EchoStar’s executive compensation program was guided by the following key principles in 2011:

•                  Attraction, retention and motivation of executive officers over the long-term;

•                  Recognition of individual performance;

•                  Recognition of the achievement of company-wide performance goals, if any; and

•                  Creation of shareholder value by aligning the interests of management and EchoStar’s shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to EchoStar’s NEOs have been designed to ensure that they are competitive with market practice, support EchoStar’s executive recruitment and retention objectives, reward individual and company-wide performance and contribute to EchoStar’s long-term success by aligning the interests of its executive officers and shareholders.

The Compensation Committee of EchoStar, without Mr. Ergen present, determined Mr. Ergen’s compensation in 2011. Mr. Ergen recommended to the Board of Directors, but the Board of Directors ultimately approved, the base compensation of EchoStar’s NEOs other than Mr. Ergen and Mr. Kaul.  EchoStar’s Compensation Committee makes and approves grants of options and other equity-based compensation to EchoStar’s NEOs, and establishes in writing performance goals for any performance-based compensation that together with other compensation to any EchoStar NEO could exceed $1 million annually. The Compensation Committee also certifies achievement of those performance goals prior to payment of performance-based compensation.

In determining the actual amount of each NEO’s overall compensation, the Compensation Committee of EchoStar reviews the information described in “Compilation of Certain Proxy Data” below, its subjective performance evaluation of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself), the individual’s success in achieving individual and company-wide goals, whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would be normally granted upon a promotion in accordance with EchoStar’s policies for promotions.  EchoStar’s Compensation Committee and Board have also considered the extent to which individual efforts of each of EchoStar’s NEOs (other than Mr. Ergen) resulted in tangible increases in corporate, division or department success when setting base cash salaries and any short term incentive compensation.

Furthermore, the Compensation Committee of EchoStar also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of EchoStar, whether the performance goals of any short-term or long-term incentive plans were met, the payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to incentive compensation, EchoStar attempts to ensure that each NEO has equity awards at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of the NEOs has appropriate incentives tied to the performance of EchoStar’s Class A Shares. Therefore, EchoStar may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, EchoStar may not grant any equity incentives to that particular NEO.

Compilation of Certain Proxy Data

In connection with the approval process for EchoStar’s executive officer compensation, EchoStar’s Board of Directors and Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the “Proxy Data”). These surveyed companies included: Pace plc., Intelsat S.A., Loral Space & Communications, Inc., Telesat Canada, Eutelsat Communications, SES S.A., Motorola Inc. and Cisco Systems, Inc.  The Proxy Data, along with other information obtained by Compensation Committee members from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by Compensation Committee members, is used solely as a subjective frame of reference, rather than for benchmarking compensation for EchoStar’s NEOs.  EchoStar’s Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting EchoStar’s executive compensation to that of other companies.  Generally, EchoStar’s overall executive compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  If EchoStar’s stock performance substantially outperforms similar companies, executive compensation at EchoStar could exceed other companies.  Barring significant increases in the stock price, however, EchoStar’s compensation levels generally lag its peers.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer) in the year that the compensation is paid).  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules.  The Compensation Committee conducts an ongoing review of EchoStar’s compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with EchoStar’s existing commitments and ongoing competitive needs.  However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

Following the determination of each NEO’s compensation for 2011 and the completion of the Hughes Acquisition, in August 2011 the Compensation Committee engaged Denver Compensation & Benefits, LLC (“Denver CAB”) to provide executive compensation integration services to EchoStar.  Specifically, Denver CAB was requested to compare and contrast certain of EchoStar’s and Hughes’ executive compensation practices and procedures, including, among other things, each company’s general approach and philosophy towards executive compensation, each company’s historical compensation practices, including the structure of compensation, the underlying time horizon of incentive grants, and the complexity and extent of the use of long-term incentives, as well as the current change-in-control and severance terms for each company’s executive group.  Additionally, Denver CAB was instructed to compare EchoStar’s and Hughes’ compensation practices within the context of the relevant geographic market for each company.  EchoStar did not use Denver CAB for any other services during 2011 nor does any member of the Compensation Committee have any relationship with Denver CAB.

Implementation of Executive Compensation Program Objectives and Policies

Weighting and Selection of Elements of Compensation

As described in “General Compensation Levels” above, neither EchoStar’s Board of Directors nor its Compensation Committee has in the past assigned specific weights to any factors considered in determining compensation, and none of the factors are more dispositive than others.

Elements of Executive Compensation

The primary components of EchoStar’s executive compensation program have included:

•                  base cash salary;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under EchoStar’s stock incentive plan;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

EchoStar’s executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses. These elements combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to EchoStar employees provide a minimum level of compensation for our NEOs.  While short-term incentives reward individual performance and achievement of annual goals important to EchoStar, during 2011, we elected not to implement a short-term incentive program.  Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.

EchoStar has not required that a certain percentage of an executive’s salary be provided in one form versus another.  However, the goal of the Compensation Committee is to award compensation that is reasonable in relation to EchoStar’s compensation program and objectives when all elements of potential compensation are considered.  Each element of EchoStar’s historical executive compensation and the rationale for each element are described below.

Base Cash Salary

EchoStar has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation,” EchoStar has weighted overall compensation towards equity components as opposed to base salaries. EchoStar’s Compensation Committee and Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually.  Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

•                  EchoStar’s Compensation Committee’s and Board of Directors’ respective assessment of EchoStar’s overall financial and business performance;

•                  the performance of the NEO’s business unit;

•                  the NEO’s individual contributions to EchoStar; and

•                  the rate of EchoStar’s standard annual merit increase for employees who are performing at a satisfactory level.

Annual base salaries paid to EchoStar’s executive officers have historically been at levels below those generally paid to executive officers with comparable experience and responsibilities in the set-top box and satellite services industries or other similarly-sized companies. In addition, EchoStar has stated that it believes the compensation paid to Mr. Dugan and Mr. Ergen has generally been at a level that is below amounts paid to chairmen and chief executive officers at other companies of similar size in comparable industries. Any changes in Mr. Ergen’s base salary are set by EchoStar’s Compensation Committee.  Mr. Ergen recommends to the Board of Directors, but EchoStar’s Board of Directors ultimately approves, any changes in the base salary of EchoStar’s other NEOs.

Short-Term Incentive Compensation

During 2011, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program.  If our Compensation Committee chooses to establish a short-term incentive plan or a cash incentive plan, it will make a determination as to both the performance goals and the payouts that will be made upon achievement of those performance goals.  In the future, the Board and Compensation Committee may elect to award short-term incentive compensation that reflect appropriate performance goals for our business.

Long-Term Equity Incentive Compensation

EchoStar has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value.  EchoStar believes this stake focuses the executive officers’ attention on managing EchoStar as owners with equity positions in EchoStar and aligns their interests with the long-term interests of EchoStar’s shareholders. Equity awards therefore have represented an important and significant component of EchoStar’s compensation program for executive officers. EchoStar has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.

General Equity Incentives

With respect to equity incentive compensation, EchoStar attempts to ensure that each NEO has equity awards at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of EchoStar’s NEOs has appropriate incentives tied to the performance of EchoStar’s Class A Shares. Therefore, EchoStar may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, EchoStar may not grant any equity incentives to that particular NEO.

In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual.  Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including the NEO’s position and role in EchoStar’s success and whether the NEO made any exceptional contributions to EchoStar’s success.

To encourage executive officers to remain in EchoStar’s employ, options granted under EchoStar’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of EchoStar’s Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). EchoStar’s standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of EchoStar for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Practices Regarding Grant of Equity Incentives

EchoStar has generally awarded equity awards as of the last day of each calendar quarter and has set exercise prices at not less than the fair market value of EchoStar’s Class A Shares on the date of grant or the last trading day prior to the date of grant (if the last day of the calendar quarter is not a trading day).

Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2008 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of EchoStar and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman of EchoStar, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in EchoStar. Mr. Ergen abstained from our Board of Directors’ vote on this matter. Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to EchoStar’s Class B Shares. Up to 4 million shares of EchoStar’s Class B Shares are available for awards under the 2008 Class B Chairman Stock Option Plan.  Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan.  No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan

We have adopted an employee stock purchase plan, which we refer to as our ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in us by the purchase of our Class A Shares. All full-time employees who are employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase our capital stock under our ESPP in an amount that exceeds $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP.

Nonemployee Director Stock Option Plan

We have adopted a non-employee director stock option plan, which we refer to as the 2008 Director Plan. The purpose of the 2008 Director Plan is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors. The 2008 Director Plan grants our new non-employee directors, upon their initial election or appointment to our Board, an option to acquire a certain number of shares of our Class A Shares.  We may also grant, in our discretion, non-employee directors further options to acquire our shares of Class A Shares.  Up to 250,000 shares of our Class A Shares are available for awards under the 2008 Director Plan.

401(k) Plan

EchoStar has adopted a defined-contribution tax-qualified 401(k) plan for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. EchoStar’s executives participate in the 401(k) plan on the same terms as EchoStar’s other employees. Under the plan, employees become eligible for participation in the 401(k) plan upon completing ninety days of service with EchoStar and reaching age 19. 401(k) plan participants are able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Internal Revenue Code. EchoStar may also make a 50% matching employer contribution up to a maximum of $1,500 per participant per calendar year. In addition, EchoStar may also make an annual discretionary profit sharing contribution to the 401(k) plan with the approval of its Compensation Committee and Board of Directors. 401(k) plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions. EchoStar’s employer contributions to 401(k) plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation

EchoStar has traditionally offered certain plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on EchoStar’s products and services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. EchoStar has also permitted certain NEOs to use its corporate aircraft for personal use. EchoStar has also paid annual tax preparation costs for certain NEOs.

EchoStar has not traditionally had any plans in place to provide severance benefits to employees. However, certain stock options and restricted stock units have been granted to its executive officers subject to acceleration of vesting upon a change in control of EchoStar for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.  However, certain officers of Hughes, including Mr. Kaul, have severance benefits that were approved by Hughes Communications prior to the Hughes Acquisition.

Shareholder Advisory Vote on Compensation

EchoStar provided its shareholders with the opportunity to cast an advisory vote on executive compensation at the annual meeting of shareholders held in May 2011.  Over 99% of the voting power represented at the meeting and entitled to vote on that matter voted in favor of the executive compensation proposal.  The Compensation Committee of EchoStar reviewed these voting results.  Since the voting results affirmed shareholders’ support of EchoStar’s approach to executive compensation, EchoStar did not change its approach in 2011 as a direct result of the vote.  As set forth at the annual meeting of shareholders held in May 2011, EchoStar intends to continue to seek a shareholder advisory vote on executive compensation once every three years.

2011 Executive Compensation

EchoStar generally makes decisions with respect to executive compensation for a particular compensation year in the first or second quarter of the applicable compensation year.  With respect to the executive compensation of each NEO for 2011 (except Mr. Kaul, whose compensation was determined by the compensation committee of Hughes Communications prior to the Hughes Acquisition), the Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself and Mr. Kaul) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the base salary and bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO in EchoStar’s incentive plans.  EchoStar’s Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself and Mr. Kaul) also reviewed the Proxy Data prepared for 2011 and other information described in “Compilation of Certain Proxy Data” above.  As described in “General Compensation Levels” above, EchoStar aims to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.  In addition, EchoStar’s Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those that were previously set or that is higher or lower than the anticipated compensation that would be awarded under EchoStar’s incentive plans if particular performance goals were met.  EchoStar’s Compensation Committee did not exercise this discretion in 2011.

Compensation of Our Chief Executive Officer and President and Our Chairman

2011 Base Salary.  Mr. Dugan’s salary was agreed to between EchoStar and Mr. Dugan in November 2009 in connection with the commencement of Mr. Dugan’s employment as Chief Executive Officer and President of EchoStar.  In determining Mr. Dugan’s 2011 base salary, Mr. Ergen subjectively determined that Mr. Dugan’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of EchoStar’s practices with respect to base salaries and that therefore an increase over Mr. Dugan’s 2010 base salary was not necessary.  In connection with our Spin-off from DISH Network, Mr. Ergen’s base salary for 2009 was set at $1 and remained at such level in 2010 and 2011.

2011 Cash Bonus.  No bonus was paid to Mr. Dugan or to Mr. Ergen in 2011.

2011 Equity Incentives.  With respect to equity incentives, EchoStar attempts to ensure that both the Chief Executive Officer and President and the Chairman have equity awards at any given time that are significant in relation to their annual cash compensation to ensure that they have appropriate incentives tied to the performance of EchoStar’s Class A Shares.  During 2011, the Compensation Committee determined that Mr. Dugan had sufficient equity awards to ensure that he had appropriate incentives tied to the performance of EchoStar’s Class A Shares and therefore did not award Mr. Dugan any additional equity awards.  During 2011, the Compensation Committee awarded Mr. Ergen an additional 1,500,000 stock options to ensure that he had appropriate incentives tied to the performance of EchoStar’s Class A Shares.

Compensation of Other Named Executive Officers

2011 Base Salary.

Base salaries for each of the other NEOs are determined annually by EchoStar’s Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as controlling shareholder of EchoStar.  Mr. Ergen made recommendations to the Board of Directors with respect to the 2011 base salary of each of the other NEOs, other than Mr. Kaul, after considering: (a) the NEO’s base salary in 2010, (b) the range of the percentage increases in base salary for NEOs of the companies contained in the Proxy Data, (c) whether the NEO’s base salary was appropriate in light of EchoStar’s goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2011 in relation to a particular NEO in 2011, (e) whether the NEO was promoted or newly hired in 2011, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2010 warranted an increase in the NEO’s base salary in 2011.  Placing primary weight on (a) the NEO’s base salary in 2010 and (b) whether, in Mr. Ergen’s subjective view, an increase in 2011 base salary was necessary to retain the NEO, Mr. Ergen recommended the base salary amounts indicated in “Executive Compensation and Other Information - Summary Compensation Table” below.  The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below.  The Board of Directors accepted each of Mr. Ergen’s recommendations on base salaries for each of the other NEOs discussed below.

Mr. Carroll.  In determining Mr. Carroll’s 2011 base salary, Mr. Ergen subjectively determined that Mr. Carroll’s performance met expectations for 2010 and that Mr. Carroll was therefore eligible for EchoStar’s standard annual merit increase.  In addition, in connection with Mr. Carroll’s appointment to Executive Vice President during June 2011, Mr. Ergen determined that Mr. Carroll should receive an increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Carroll’s salary within the range of market compensation indicated in the Proxy Data, taking into consideration our practices with respect to base salaries.  In addition, in connection with Mr. Carroll’s appointment to Executive Vice President and Chief Financial Officer during November 2011, Mr. Ergen determined that Mr. Carroll should receive an additional increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Carroll’s salary within the range of market compensation indicated in the Proxy Data, taking into consideration our practices with respect to base salaries.

Mr. Jackson.  In determining Mr. Jackson’s 2011 base salary, Mr. Ergen subjectively determined that Mr. Jackson’s existing base compensation was already within the range of market compensation indicated in the Proxy Data in light of EchoStar’s practices with respect to base salaries and that therefore an increase over Mr. Jackson’s 2010 base salary was not necessary.

Mr. Johnson.  Mr. Johnson’s salary was agreed between EchoStar and Mr. Johnson on June 20, 2011 in connection with the commencement of Mr. Johnson’s employment as President — EchoStar Satellite Services.

Mr. Kaul.  Mr. Kaul’s compensation was set by the compensation committee of Hughes Communications prior to the Hughes Acquisition.  In connection with the Hughes Acquisition, EchoStar agreed to generally maintain the existing cash compensation and benefits of Hughes employees for a one year period following the closing of the Hughes Acquisition.  Accordingly, Mr. Ergen recommended, and the Board of Directors agreed, that Mr. Kaul should maintain his 2011 compensation approved by the compensation committee of Hughes Communications prior to the Hughes Acquisition.

Mr. Rayner.  In determining Mr. Rayner’s 2011 base salary, Mr. Ergen subjectively determined that Mr. Rayner’s performance met expectations for 2010 and that Mr. Rayner was therefore eligible for EchoStar’s standard annual merit increase.  In addition, Mr. Ergen determined that Mr. Rayner should receive an additional increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Rayner’s salary within the range of market compensation indicated in the Proxy Data taking into consideration our practices with respect to base salaries.

2011 Cash Bonus.  Mr. Ergen generally recommends that an NEO receive a discretionary cash bonus only to the extent that Mr. Ergen considered a particular individual’s performance to have made an extraordinary contribution towards the achievement of EchoStar’s goals.  In 2011, other than with respect to Mr. Kaul, who received a cash bonus in accordance with compensation arrangements approved by the compensation committee of Hughes Communications prior to the Hughes Acquisition, no discretionary cash bonuses were awarded to such other NEOs.

2011 Equity Incentives.  With respect to equity incentives, EchoStar primarily evaluates the position of each NEO to ensure that each individual has equity awards at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of EchoStar’s Class A Shares. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.  As discussed above, in granting awards to the other NEOs for 2011, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, what was necessary to retain our executive officers.  On June 30, 2011, Mr. Carroll and Mr. Rayner were each awarded 50,000 stock options.  Also on June 30, 2011, in connection with the commencement of Mr. Johnson’s appointment as President — EchoStar Satellite Services L.L.C., Mr. Johnson was awarded 100,000 stock options and 33,300 restricted stock units.  On September 30, 2011, Mr. Rayner was awarded an additional 50,000 stock options.  On December 31, 2011, in connection with his promotion to Executive Vice President and Chief Financial Officer, Mr. Carroll was awarded an additional 50,000 stock options and 20,000 restricted stock units.  Mr. Ergen recommended that no equity incentives be awarded to Mr. Jackson, as Mr. Ergen subjectively determined that Mr. Jackson already had sufficient equity awards to ensure that he had appropriate incentives tied to the performance of EchoStar’s Class A Shares.  Mr. Ergen recommended that no equity incentives be awarded to Mr. Kaul, as Mr. Ergen subjectively determined that Mr. Kaul was already sufficiently incentivized to remain employed by us in part because of certain change of control bonus payments approved by Hughes Communications prior to the Hughes Acquisition.  These change of control bonus payments in connection with the Hughes Acquisition have been paid.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is appointed by the Board of Directors of EchoStar to discharge certain of the Board’s responsibilities relating to compensation of EchoStar’s executive officers.

The Compensation Committee, to the extent the Board deems necessary or appropriate, will:

•                  Make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than nonemployee directors;

•                  Approve all other option grants and issuances of EchoStar ‘s equity securities, and recommend that the full Board make and approve such grants and issuances;

•                  Establish in writing all performance goals for performance-based compensation that together with other compensation to senior executive officers could exceed $1 million annually, other than standard Stock Incentive Plan options that may be paid to EchoStar’s executive officers, and certify achievement of such goals prior to payment; and

•                  Set the compensation of the Chairman.

Based on the review of the Compensation Discussion and Analysis and discussions with management, we recommended to EchoStar’s management that the Compensation Discussion and Analysis be included in the Corporation’s proxy statement.  The Compensation Committee notes that the information with respect to DISH Network is based solely on information supplied by DISH Network to EchoStar.

Respectfully submitted,

The EchoStar Corporation Executive Compensation Committee

Tom A. Ortolf (Chairman)

C. Michael Schroeder

Anthony M. Federico

The report of the Compensation Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Explanatory Note to Summary Compensation Table, Grant of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table, and Option Exercises and Stock Vested Table

Spin-Off from DISH Network

In connection with our Spin-off from DISH Network, which was effective on January 1, 2008, all outstanding DISH Network stock options and restricted stock units (collectively, “Stock-Based Awards”) held by DISH Network employees, including executive officers, were adjusted as follows:

Options

Each DISH Network stock option was converted into two options:

•                  an adjusted DISH Network stock option for the same number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219.

•                  a new EchoStar stock option for one-fifth of the number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.

Restricted Stock Units

Holders of DISH Network restricted stock units retained their DISH Network restricted stock units and received one EchoStar restricted stock unit for every five DISH Network restricted stock units that they held.

These adjustments were made in order to preserve the pre-conversion intrinsic value of the Stock-Based Awards.

Presentation of Summary Compensation Table, Grant of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table, and Option Exercises and Stock Vested Table

With respect to the presentation of NEO compensation in this section: (i) during 2009, 2010 and 2011, Mr. Ergen was compensated by both us and DISH Network; and (ii) during 2009, 2010 and 2011 all other NEOs were compensated solely by us for the respective periods of their employment with us.

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries.  The following table sets forth the cash and noncash compensation paid to such executive officers as discussed above for the NEOs for the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2) ($)	Total ($)
Charles W. Ergen	2011	$1	$—	$250	$21,629,100	$—	$—	$199,574	$21,828,925
Chairman	2010	$1	$—	$—	$—	$—	$—	$124,143	$124,144
	2009	$1	$—	$—	$—	$—	$—	$168,455	$168,456

Anders N. Johnson (3)	2011	$207,692	$—	$1,213,119	$1,377,170	$—	$—	$30,000	$2,827,981
President, EchoStar Satellite Services L.L.C.

Kenneth G. Carroll (4)	2011	$331,538	$—	$418,800	$1,092,030	$—	$—	$3,807	$1,846,175
Executive Vice President and Chief Financial Officer	2010	$121,154	$—	$—	$—	$—	$—	$—	$121,154

David J. Rayner (4)	2011	$390,094	$—	$—	$1,117,905	$—	$—	$4,000	$1,511,999
	2010	$359,791	$—	$—	$499,493	$—	$—	$4,000	$863,284

Pradman P. Kaul (5)	2011	$393,675	$336,000	$—	$—	$52,500	$—	$58,189	$840,364
President, Hughes Communications, Inc.

Michael T. Dugan	2011	$750,000	$—	$350	$—	$—	$—	$58,420	$808,770
Chief Executive Officer and President	2010	$750,000	$—	$—	$—	$—	$—	$5,691	$755,691
	2009	$86,538	$—	$—	$4,629,908	$—	$—	$—	$4,716,446

Mark W. Jackson	2011	$500,000	$—	$—	$—	$—	$—	$7,895	$507,895
President, EchoStar Technologies L.L.C.	2010	$471,346	$—	$—	$332,995	$—	$—	$4,191	$808,532
	2009	$434,712	$50,000	$—	$476,374	$—	$—	$2,000	$963,086

(1)                    The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 12 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2011, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 7, 2012.

(2)                    “All Other Compensation” for all of the NEOs includes amounts contributed pursuant to our 401(k) matching program, relocation payments and our profit sharing program.  Mr. Ergen’s “All Other Compensation” also includes tax preparation payments in each year.  In addition, with respect to Mr. Ergen, “All Other Compensation” includes $199,574, $124,143 and $168,455 for Mr. Ergen’s personal use of corporate aircraft during the years ended December 31, 2011, 2010, and 2009, respectively.  We calculated the value of Mr. Ergen’s personal use of corporate aircraft based upon the incremental cost of such usage to EchoStar.

(3)                    Mr. Johnson became an employee of EchoStar on June 20, 2011.

(4)                    Mr. Carroll was named Executive Vice President and Chief Financial Officer of EchoStar in November 2011, replacing Mr. Rayner, who ceased to be an employee of EchoStar effective November 8, 2011.

(5)                    Mr. Kaul became an employee of EchoStar effective June 8, 2011 in connection with the Hughes Acquisition.  The compensation information contained above includes only that portion of Mr. Kaul’s compensation attributable on a pro rata basis to the time period between June 8, 2011 and December 31, 2011.

Grant of Plan-Based Awards

The following table provides information on EchoStar equity awards granted in 2011 for the NEOs.

		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (1) (#)	Options (#)	Awards ($/sh)	Option Awards (2)
Charles W. Ergen	3/31/2011	3/31/2011	$—	$—	$—	—	—	—	—	1,500,000	$37.85	$21,629,100

Anders N. Johnson	6/30/2011	6/30/2011	$—	$—	$—	—	—	—	33,300	100,000	$36.43	$2,590,289

Kenneth G. Carroll	4/1/2011	2/15/2011	$—	$—	$—	—	—	—	92	—	$—	$—
	6/30/2011	6/30/2011	$—	$—	$—	—	—	—	—	50,000	$36.43	$688,585
	12/31/2011	10/27/2011	$—	$—	$—	—	—	—	20,000	50,000	$20.94	$822,245

David J. Rayner (3)	4/1/2011	2/15/2011	$—	$—	$—	—	—	—	160	—	$—	$—
	6/30/2011	6/30/2011	$—	$—	$—	—	—	—	—	50,000	$36.43	$688,585
	9/30/2011	9/30/2011	$—	$—	$—	—	—	—	—	50,000	$22.61	$429,320

Michael T. Dugan	4/1/2011	2/15/2011	$—	$—	$—	—	—	—	160	—	$—	$—

Mark W. Jackson	4/1/2011	2/15/2011	$—	$—	$—	—	—	—	160	—	$—	$—

(1)                    The amounts granted on April 1, 2011 and reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs during 2011 pursuant to our profit sharing program.

(2)                    The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 12 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2011, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 7, 2012.

(3)                    Mr. Rayner ceased to be an employee of EchoStar effective November 8, 2011.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in shares of EchoStar common stock and were granted under the terms of EchoStar’s 2008 Stock Incentive Plan.  As discussed above, in connection with the Spin-off of EchoStar, effective January 1, 2008, all DISH Network equity awards were adjusted to reflect the change in the price of DISH Network common stock that occurred as a result of the Spin-off, and an additional award was granted that related to EchoStar’s common stock.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles W. Ergen	300,000	200,000	—	$29.54	3/31/2018		—	$—	—	$—
	—	1,500,000	—	$37.85	3/31/2021		—	$—	—	$—

Anders N. Johnson	—	100,000	—	$36.43	6/30/2021		—	$—	33,300	$697,302

Kenneth G. Carroll (3)	10,000	40,000	—	$19.08	9/30/2020		—	$—	—	$—
	—	50,000	—	$36.43	6/30/2021		—	$—	—	$—
	—	50,000	—	$20.94	12/31/2021		—	$—	20,000	$418,800

David J. Rayner (3)	—	—	—	$—	—		—	$—	—	$—

Michael T. Dugan	3,600	—	—	$24.38	3/31/2013	(1)	—	$—	—	$—
	100,000	—	—	$22.94	12/30/2015	(1)	—	$—	—	$—
	420,000	—	—	$20.60	12/30/2015	(2)	—	$—	—	$—
	500,000	250,000	—	$20.14	12/31/2019		—	$—	—	$—

Mark W. Jackson	4,000	—	—	$24.38	3/31/2013	(1)	—	$—	—	$—
	20,000	—	—	$22.01	3/31/2013	(2)	—	$—	—	$—
	40,000	—	—	$25.96	6/30/2014	(1)	—	$—	—	$—
	200,000	—	—	$23.56	6/30/2014	(2)	—	$—	—	$—
	—	—	60,000	$24.69	3/31/2015	(1)	—	$—	—	$—
	—	—	300,000	$22.32	3/31/2015	(2)	—	$—	—	$—
	20,000	—	—	$25.46	6/30/2015	(1)	—	$—	—	$—
	100,000	—	—	$23.07	6/30/2015	(2)	—	$—	—	$—
	40,000	—	—	$22.94	12/30/2015	(1)	—	$—	—	$—
	200,000	—	—	$20.60	12/30/2015	(2)	—	$—	—	$—
	120,000	80,000	—	$29.54	3/31/2018		—	$—	—	$—
	40,000	60,000	—	$14.83	3/31/2019		—	$—	—	$—
	10,000	40,000	—	$19.08	6/30/2020		—	$—	—	$—

(1)     Amounts represent outstanding EchoStar awards received by our NEOs as a result of the Spin-off.

(2)     Amounts represent outstanding DISH Network awards granted to our NEOs prior to the Spin-off.

(3)     Mr. Carroll was named Executive Vice President and Chief Financial Officer of EchoStar in November 2011, replacing Mr. Rayner, who ceased to be an employee of EchoStar effective November 8, 2011.

Option Exercises and Stock Vested

No EchoStar stock awards vested for the NEOs in 2011, other than standard awards that vest 20% per year based upon continued employment with the Corporation.

Potential Payments Upon Termination Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, our standard form of option agreement given to executive officers includes acceleration of vesting upon a change in control of EchoStar for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) EchoStar or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of EchoStar are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2011 and the executives are terminated by EchoStar or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Name	Maximum Value of Accelerated Vesting of Options
Michael T. Dugan	$200,000

Anders N. Johnson (1)	$—

Charles W. Ergen (1)	$—

David J. Rayner (2)	$—

Kenneth G. Carroll (2)	$74,400

Mark W. Jackson	$441,000

(1)                The value of potentially accelerated unvested options as of December 31, 2011 was zero because all unvested options held by the NEO were out-of-the-money.

(2)                Mr. Carroll was named Executive Vice President and Chief Financial Officer of EchoStar in November 2011, replacing Mr. Rayner, who ceased to be an employee of EchoStar effective November 8, 2011.

Mr. Kaul’s compensation, including his termination benefits were set by the compensation committee of Hughes Communications prior to the Hughes Acquisition. Mr. Kaul does not have any termination benefits triggered by a change of control of EchoStar.  Pursuant to his employment agreement, if Mr. Kaul’s employment is terminated for cause, Mr. Kaul will receive his: (i) earned but unpaid base salary; (ii) earned but unpaid bonus; (iii) accrued but unused paid time off; and (iv) unreimbursed business expenses (subject to company policies), through the date of termination. In the event that Mr. Kaul’s employment is terminated by us without cause, terminated by him for good reason, or in the event that we provide him with notice of non-renewal of his employment agreement, subject to his execution of a waiver and release of claims in favor of the company and its affiliates, Mr. Kaul would receive: (i) any earned but unpaid compensation, including base salary, bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies); (ii) a lump sum amount equal to three (3) times the sum of (x) and (y), where (x) is Mr. Kaul’s annual base salary (in effect on the date of termination) and (y) is 100% of Mr. Kaul’s target bonus amount; (iii) certain COBRA benefits not to exceed a cash amount equal to 1.5 times the monthly COBRA premium paid by Mr. Kaul; and (vi) reasonable outplacement benefits.  However, in the event Mr. Kaul terminates his employment without good reason, he becomes permanently disabled and is terminated by us, or he dies during the term of his employment agreement, he will only be entitled to his earned but unpaid compensation, including base salary, bonus, accrued but unused paid time off and unreimbursed business expenses (subject to company policies), through the date of termination.

Assuming that Mr. Kaul’s employment was terminated under any of the following circumstances as of December 31, 2011, the payments and benefits that would have been provided are as follows:

Circumstance	Cash Severance (1) ($)	Bonus (2) ($)	Medical Continuation (3) ($)	Value of Accelerated Equity and Performance Awards and Excess Benefit Plan Accounts ($)	Outplacement Benefits ($)
For cause	$—	$777,000	$—	$—	$—
Without cause, for good reason or or non-renewal of agreement by us	$4,275,000	$777,000	$65,078	$—	$20,000
Without good reason or non-renewal of agreement by executive	$—	$777,000	$—	$—	$—
Disability or death	$—	$777,000	$—	$—	$—
Change in control (4)	$4,275,000	$777,000	$65,078	$—	$20,000

(1)                This amount represents three times the sum of Mr. Kaul’s base salary plus target bonus.

(2)                This amount represents Mr. Kaul’s annual incentive plan bonus earned in 2011.

(3)                This amount represents the amount of Mr. Kaul’s medical payments for 18 months of COBRA coverage times 150%.

(4)                No payments or benefits are triggered based solely upon a change of control of EchoStar.

Director Compensation and Nonemployee Director Option Plans

Cash Compensation

Our employee directors are not compensated for their services as directors. Each nonemployee director receives an annual retainer of $60,000 which is paid in equal quarterly installments on the last day of each calendar quarter; provided such person is a member of the Board on the last day of the applicable calendar quarter.  Our nonemployee directors also receive $1,000 for each meeting attended in person and $500 for each meeting attended by telephone.  Additionally, the chairperson of each committee of the Board receives a $5,000 annual retainer, which is paid in equal quarterly installments on the last day of each calendar quarter; provided such person is the chairperson of the committee on the last day of the applicable calendar quarter.  Furthermore, our nonemployee directors receive: (i) reimbursement, in full, of reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees and (ii) reimbursement, in full, of reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph P. Clayton (2)	$28,000	$—	$—	$—	$—	$—	$28,000

Anthony M. Federico	$32,500	$—	$129,050	$—	$—	$—	$161,550

Tom A. Ortolf	$62,500	$—	$129,050	$—	$—	$—	$191,550

C. Michael Schroeder	$63,000	$—	$129,050	$—	$—	$—	$192,050

(1)            The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 12 in the Notes to the Corporation’s audited financial statements for the fiscal year ended December 31, 2011, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 7, 2012.

On June 30, 2011, each of the nonemployee directors was granted an option to acquire 10,000 Class A Shares at an exercise price of $36.43 per share.  Options granted under our 2008 Director Plan are 100% vested upon issuance.  Thus, the amount recognized for financial statement reporting purposes and the full grant date fair value are the same.

(2)            Mr. Clayton resigned from our Board of Directors in June 2011.

Incentive Compensation

Upon election to our Board, our new nonemployee directors are granted an option to acquire a certain number of our Class A Shares under our 2008 Director Plan.  Options granted under our 2008 Director Plan are 100% vested upon issuance and have a term of five years.  We also expect to annually grant each nonemployee director an option to acquire 5,000 Class A Shares; in June 2011, however, we made an additional one time grant of 5,000 Class A Shares to each non-employee director.

Our nonemployee directors do not hold any stock awards except those received as a result of the Spin-off and those granted to the nonemployee directors pursuant to the 2008 Director Plan.  We have granted the following options to our nonemployee directors pursuant to the 2008 Director Plan:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Anthony M. Federico	10,000	$36.43	6/30/2016
Total Options Outstanding at December 31, 2011	10,000

Tom A. Ortolf	1,000	$36.61	6/30/2012
	2,500	$31.22	6/30/2013
	2,500	$15.94	6/30/2014
	5,000	$19.08	6/30/2015
	10,000	$36.43	6/30/2016
Total Options Outstanding at December 31, 2011	21,000

C. Michael Schroeder	1,000	$36.61	6/30/2012
	2,500	$31.22	6/30/2013
	2,500	$15.94	6/30/2014
	5,000	$19.08	6/30/2015
	10,000	$36.43	6/30/2016
Total Options Outstanding at December 31, 2011	21,000

Employee Stock Incentive Plan

We have adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees.  The 2008 Stock Incentive Plan is administered by our Compensation Committee.

Awards available under the 2008 Stock Incentive Plan include: (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  As of December 31, 2011, 4,632,707 of our Class A Shares were available for issuance under the 2008 Stock Incentive Plan.  The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.

As of December 31, 2011, there were outstanding options to purchase 8,778,413 Class A Shares and 144,226 outstanding restricted stock units under the 2008 Stock Incentive Plan.  These awards generally vest at the rate of 20% per year commencing one year from the date of grant.  The exercise prices of these options, which have generally been equal to or greater than the fair market value of our Class A Shares at the date of grant, range from less than $1.00 to $40.00 per Class A Share.

Equity Compensation Plan Information

In addition to the 2008 Director Plan and the 2008 Stock Incentive Plan, during 2008 we adopted and our shareholders approved the 2008 Class B Chairman Stock Option Plan, under which we have reserved 4 million Class B Shares for issuance.  The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included in the table below.  No options have been granted to date under the 2008 Class B Chairman Stock Option Plan.

These options generally vest at the rate of 20% per year commencing one year from the date of grant.  The following table sets forth a description of our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,922,639	$27.22	4,766,707
Equity compensation plans not approved by security holders	—	—	—
Total	8,922,639	$27.22	4,766,707

(1)         The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of shares of common stock upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of nonemployee directors.  The current Compensation Committee members are Messrs. Ortolf, Schroeder and Federico.  Joseph P. Clayton was a member of the Compensation Committee during 2011, but resigned from the Board and its committees effective June 20, 2011. None of these individuals was an officer or employee of EchoStar or DISH Network at any time during the 2011 fiscal year except for Mr. Clayton, who has served as DISH Network’s President and Chief Executive Officer following his resignation from our Board effective June 20, 2011.  With the exception of those executive officers and directors who are also executive officers or directors of DISH Network, no executive officer or director of EchoStar served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of EchoStar’s or DISH Network’s Board of Directors or Compensation Committee during the 2011 fiscal year.

Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in our efforts to mitigate excessive risk-taking. Further, with respect to our incentive compensation programs, when taking into consideration the compensation practices of DISH Network prior to the Spin-off, we have historically designed corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals.  This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of EchoStar and our shareholders as a whole. Finally, the multi-year vesting of our equity awards properly account for the time horizon of risk.  Furthermore, as discussed above, EchoStar’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.

Annually, management reviews the components of our compensation for each employee other than our executive officers.  Base salaries for each of our executive officers (other than Mr. Ergen) are determined annually by our Board of Directors primarily based on Mr. Ergen’s recommendations.  The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as controlling shareholder of EchoStar.  The Board of Directors ultimately approved base cash salaries for 2011 for each of these executive officers other than Mr. Ergen and Mr. Kaul.

Our Compensation Committee, without Mr. Ergen present, sets Mr. Ergen’s base cash salary. In connection with our separation from DISH Network, Mr. Ergen’s base salary for 2009 was set at $1 and remained at such level in 2010 and 2011.  Our Compensation Committee makes and approves grants of options and other equity-based compensation to all of our executive officers.

The primary components of our executive compensation have historically included:

•                  base cash salary;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under EchoStar’s stock incentive plan;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

EchoStar’s executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses.  We design corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals.  This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of EchoStar and our shareholders as a whole.  However, during 2011, we elected not to implement a short-term incentive program.

Base salary, 401(k) benefits and other benefits and perquisites provided generally to EchoStar employees provide a minimum level of compensation for our executive officers.  EchoStar has included salary as a component of its executive compensation package because we believe it is appropriate that some portion of the compensation paid to executives be provided in a form that is fixed and liquid occurring over regular intervals.  Generally, however, EchoStar has weighted overall compensation towards incentives, particularly equity components, as opposed to base salaries.

With respect to other compensation, including perquisites and personal benefits and post-termination compensation, EchoStar has traditionally offered benefits to its executive officers on substantially the same terms as offered to other employees.  These benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on EchoStar’s products and services.  EchoStar has not traditionally provided severance benefits to employees.  However, certain stock options have been granted to its executive officers subject to acceleration of vesting upon a change in control of EchoStar for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally, EchoStar’s overall executive compensation trails that of its competitors in the areas of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  With respect to equity incentive compensation, EchoStar attempts to ensure that each executive officer retain equity awards that at any given time are significant in relation to such individual’s annual cash compensation to ensure that each of its executive officers has appropriate incentives tied to the value realized by our shareholders.

EchoStar generally grants stock options and/or restricted stock units only to a limited number of employees at certain levels; the awards generally vest annually at the rate of 20% per year.  We believe that the multi-year vesting of our equity awards properly account for the time horizon of risk.  EchoStar has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value prudently if they have a stake in that future success and value over a long period.  EchoStar believes this stake focuses the executive officers’ attention on managing EchoStar as owners with equity positions in EchoStar and aligns their interests with the long-term interests of EchoStar’s shareholders.  Equity awards therefore have represented an important and significant component of EchoStar’s compensation program for executive officers.  These awards, coupled with the relatively longer time frame during which these awards vest, mitigate the effect of short-term variations in our operating and financial performance, and we believe focus management goals appropriately on longer-term value creation for shareholders rather than rewarding short-term gains.  In light of our approach towards compensation as set forth above, we believe that our process assists us in our efforts to mitigate excessive risk-taking.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy for the review and approval of transactions involving EchoStar and related parties, such as directors, executive officers (and their immediate family members) and DISH Network.  In order to identify these transactions, we distribute questionnaires to our officers and directors on a quarterly basis.  Our General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of the Audit Committee and the Board of Directors.  Both the Audit Committee and the Board of Directors must approve these transactions, with all interested parties abstaining from the vote.  Once each calendar year, the Audit Committee and the Board of Directors undertake a review of all recurring potential related-party transactions.  Both the Audit Committee and the Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.  Transactions involving DISH Network are subject to the approval of a committee of the non-interlocking directors or in certain instances non-interlocking management.

Related Party Transactions with DISH Network

On January 1, 2008, we completed our separation from DISH Network.  Following the Spin-off, we and DISH Network have operated as separate public companies and DISH Network has no ownership interest in us. However, a substantial majority of the voting power of the shares of both companies is owned beneficially by our Chairman, Charles W. Ergen or by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with the Spin-off and subsequent to the Spin-off, we and DISH Network have entered into agreements pursuant to which we obtain certain products, services and rights from DISH Network, DISH Network obtains certain products, services and rights from us, and we and DISH Network have indemnified each other against certain liabilities arising from our respective businesses. We also may enter into additional agreements with DISH Network in the future. The following is a summary of the terms of the principal agreements that we have entered into with DISH Network that have an impact on our results of operations.

In the near term, we expect that DISH Network will remain our principal customer. However, except as otherwise noted below, DISH Network has no obligation to purchase digital set-top boxes, satellite services or digital broadcast operation services from us. Therefore, if we are unable to extend these contracts on similar terms with DISH Network, or if we are otherwise unable to obtain similar contracts from third parties before that date, there could be a significant adverse effect on our business, results of operations and financial position.

Generally, the prices charged for products and services provided under the agreements entered into in connection with the Spin-off are based on our cost plus a fixed margin, which varies depending on the nature of the products and services provided.

Blockbuster Agreements

On April 26, 2011, DISH Network acquired substantially all of the assets of Blockbuster, Inc. (the “Blockbuster Acquisition”).  On August 5, 2011, we entered into a letter agreement with DISH Network pursuant to which certain assets used to support DISH Network’s Blockbuster business (“Blockbuster”) website were transferred to us and we agreed to provide certain technical and infrastructure support for the Blockbuster website.  The fees for the services provided under the letter agreement are calculated at cost plus a fixed margin, which varies depending upon the nature of the services provided.  The letter agreement provides that it shall continue in effect until the completion of a definitive agreement between DISH Network and us setting forth the terms of our support of the Blockbuster website.  We earned revenues of approximately $7 million from Blockbuster under this letter agreement during 2011.

Additionally, Hughes Communications provides broadband products and services to Blockbuster pursuant to an agreement (the “Blockbuster VSAT Agreement”) that was entered into prior to the Blockbuster Acquisition and our Hughes Acquisition.  For the year ended December 31, 2011, pursuant to the Blockbuster VSAT Agreement, we recognized $2 million of revenue from Blockbuster and had a receivable balance of $1 million due from Blockbuster.

Broadcast Agreement

In connection with the Spin-off, we and DISH Network entered into a broadcast agreement pursuant to which we provided certain broadcast services to DISH Network, including teleport services such as transmission and downlinking, channel origination services, and channel management services for a period ending on January 1, 2012 (the “Prior Broadcast Agreement”).  DISH Network had the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least 60 days notice to us.  If DISH Network terminated teleport services for a reason other than our breach, DISH Network was obligated to pay us the aggregate amount of the remainder of the expected cost of providing the teleport services.  The fees for the services provided under the Prior Broadcast Agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the products and services provided.  We earned revenues of approximately $220 million from DISH Network under the Prior Broadcast Agreement during 2011.

Effective January 1, 2012, we and DISH Network entered into a new broadcast agreement (the “2012 Broadcast Agreement”) pursuant to which we will continue to provide broadcast services to DISH Network, for the period from January 1, 2012 to December 31, 2016.  The material terms of the 2012 Broadcast Agreement are substantially the same as the material terms of the Prior Broadcast Agreement, except that: (i) the fees for services provided under the 2012 Broadcast Agreement are calculated at either: (a) our cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided; and (ii) if DISH Network terminates the teleport services provided under the 2012 Broadcast Agreement for a reason other than our breach, DISH Network is generally obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate.  At the commencement of the 2012 Broadcast Agreement the aggregate pricing for the services provided thereunder was substantially the same as the aggregate pricing for the services provided under the Prior Broadcast Agreement at the time of its expiration.  There can be no assurance that, over the long term, aggregate pricing under the 2012 Broadcast Agreement will be substantially the same as it was under the Prior Broadcast Agreement.

Broadcast Agreement for Certain Sports Related Programming

During May 2010, we and DISH Network entered into a broadcast agreement pursuant to which we provide certain broadcast services to DISH Network in connection with its carriage of certain sports related programming.  The term of this agreement is for ten years.  If DISH Network terminates this agreement for a reason other than our breach, DISH Network is generally obligated to reimburse us for any direct costs we incur related to any such termination that we cannot reasonably mitigate.  The fees for the broadcast services provided under this agreement depend, among other things, upon the cost to develop and provide such services.  We earned revenue from DISH Network of approximately $1.4 million under this broadcast agreement during 2011.

DBSD North America Agreement

On March 9, 2012, DISH Network completed its acquisition of 100% of the equity of reorganized DBSD North America, Inc. (“DBSD North America”).  Prior to DISH Network’s acquisition of DBSD North America and our completion of the Hughes Acquisition, DBSD North America and Hughes entered into an agreement pursuant to which Hughes provides, among other things, hosting and maintenance of DBSD North America’s satellite gateway and associated ground infrastructure.  This agreement was renewed for a one year period ending on February 15, 2013, and renews for four successive one-year periods unless terminated by DBSD North America upon at least 30 days notice prior to the expiration of any renewal term.  Hughes earned revenues from DBSD North America of approximately $2 million under this agreement during 2011.  While we expect Hughes’ revenues under this agreement during 2012 to be substantially similar to the revenue during 2011, the actual revenues for 2012 will depend upon the type and amount of services provided.

DISHOnline.com Services Agreement

Effective January 1, 2010, DISH Network entered into a two-year agreement with us pursuant to which DISH Network will receive certain services associated with an online video portal.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  We earned revenues of approximately $5.9 million under the DISHOnline.com Services Agreement during 2011.  DISH Network has the option to renew this agreement for three successive one year terms and the agreement may be terminated for any reason upon at least 120 days notice to us.  In November 2011, DISH Network exercised its right to renew this agreement for a one-year period ending on December 31, 2012.

DISH Remote Access Services Agreement

Effective February 23, 2010, DISH Network entered into an agreement with us pursuant to which DISH Network will receive, among other things, certain remote DVR management services.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  We earned revenues of approximately $1.3 million under the DISH Remote Access Services Agreement during 2011.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated for any reason upon at least 120 days notice to us.

Employee Matters Agreement

We entered into an Employee Matters Agreement with DISH Network delineating our respective obligations to our employees. Pursuant to the agreement, we established a defined contribution plan for the benefit of our eligible employees in the United States (including our employees that transferred to us prior to the Spin-off).  Subject to any adjustments required by applicable law, it is our and DISH Network’s present intent that the assets and liabilities of the DISH Network 401(k) Employee Savings Plan attributable to transferring employees, other than certain employees whose employment has terminated prior to January 1, 2008, be transferred to and assumed by the defined contribution plan established by us.  In addition, we established welfare plans for the benefit of our eligible employees and their respective eligible dependents that are substantially similar to the welfare plans currently maintained by DISH Network.  We also established a stock incentive plan and an employee stock purchase plan as described in “Compensation Discussion and Analysis.”  No payments were made under the Employee Matters Agreement during 2011 and no payments are expected under the Employee Matters Agreement in 2012 except for the reimbursement of certain expenses in connection with these employee benefit plans and potential indemnification payments in accordance with the separation agreement and certain employee transfers between us and DISH Network.  The employee matters agreement is non-terminable and will survive for the applicable statute of limitations.

Intellectual Property Matters Agreement

We entered into an Intellectual Property Matters Agreement with DISH Network and certain of its subsidiaries in connection with the Spin-off.  The Intellectual Property Matters Agreement governs our relationship with DISH Network with respect to patents, trademarks and other intellectual property.  The term of the Intellectual Property Matters Agreement will continue in perpetuity.  Pursuant to the Intellectual Property Matters Agreement DISH Network and certain of its subsidiaries irrevocably assigned to us all right, title and interest in certain patents, trademarks and other intellectual property necessary for the operation of our set-top box business.  In addition, the agreement permits us to use, in the operation of our set-top box business, certain other intellectual property currently owned or licensed by DISH Network and its subsidiaries.

We granted DISH Network and its subsidiaries a non-exclusive, non-transferable, worldwide license to use the name “EchoStar” and a portion of the assigned intellectual property as trade names and trademarks for a limited period of time in connection with DISH Network’s continued operation of the consumer business.  The purpose of such license is to eliminate confusion on the part of customers and others during the period following the Spin-off.  After the transitional period, DISH Network and its subsidiaries may not use the “EchoStar” name as a trademark, except in certain limited circumstances. Similarly, the intellectual property matters agreement provides that we will not make any use of the name or trademark “DISH Network” or any other trademark owned by DISH Network or its subsidiaries, except in certain circumstances. There were no payments under the Intellectual Property Matters Agreement during 2011.  There are no payments expected under the Intellectual Property Matters Agreement in 2012.

International Programming Rights Agreement

During the years ended December 31, 2010 and 2009, DISH Network purchased certain international rights for sporting events from us for approximately $2 million and $8 million, respectively, of which we only retained a certain portion.  During the year ended December 31, 2011, DISH Network did not purchase any international rights for sporting events from us.

Loan to a Technology Company

During 2010, we agreed to provide a loan in the amount of approximately $900,000 to a company from which we expected to receive certain video content and interactive applications.  Because DISH Network also expected to enter into certain agreements with this company, DISH Network agreed to reimburse us for up to $255,000 in the event that these agreements were not reached and the company failed to repay its loan to us.  During the second quarter 2011, DISH Network reimbursed us for $255,000.

Management Services Agreement

In connection with the Spin-off, we entered into a Management Services Agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services (which are primarily legal and accounting services) to us.  Specifically, Paul W. Orban remains employed by DISH Network, but also serves as our Senior Vice President and Controller.  In addition, R. Stanton Dodge also served as our Executive Vice President, General Counsel and Secretary through November 2011.  We make payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits).  These allocations are based upon the estimated percentages of time to be spent by the DISH Network executive officers performing services for us under the Management Services Agreement.  We also reimburse DISH Network for direct out-of-pocket costs incurred by DISH Network for management services provided to us.  We and DISH Network evaluate all charges for reasonableness at least annually and make any adjustments to these charges as we and DISH Network mutually agree upon.  We incurred expenses payable to DISH Network of approximately $0.6 million under the Management Services Agreement during 2011.

The Management Services Agreement automatically renewed on January 1, 2012 for an additional one-year period until January 1, 2013 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by us at any time upon at least 30 days notice; (ii) by DISH Network at the end of any renewal term, upon at least 180 days notice; or (iii) by DISH Network upon notice to us, following certain changes in control.

Move Networks Services Agreement.

In the fourth quarter 2011, we granted DISH Network the right to use Move Network’s software and video publishing systems, which facilitate the streaming, downloading and distribution of audio and video content to set-top boxes via the Internet.  The fees for the services provided under this agreement are based upon a fixed fee which varies based upon the number of set-top boxes in a given month that access Move Network’s software.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated by DISH Network for any reason upon at least 180 days notice to us.  We earned revenues of approximately $0.3 million under the Move Network Services Agreement during 2011.

Patent Cross-License Agreements

During December 2011, we and DISH Network entered into separate patent cross-license agreements with the same third party whereby: (i) we and such third party licensed our respective patents to each other subject to certain conditions; and (ii) DISH Network and such third party licensed their respective patents to each other subject to certain conditions (each, a “Cross-License Agreement”).  Each Cross License Agreement covers patents acquired by the respective party prior to January 1, 2017 and aggregate payments under both Cross-License Agreements total less than $10 million. Each Cross License Agreement also contains an option to extend each Cross-License Agreement to include patents acquired by the respective party prior to January 1, 2022.  If both options are exercised, the aggregate additional payments to such third party would total less than $3 million.  However, we and DISH Network may elect to extend our respective Cross-License Agreement independent of each other.  Since the aggregate payments under both Cross-License Agreements were based on the combined annual revenues of us and DISH Network, we and DISH Network agreed to allocate our respective payments to such third party based on our respective percentage of combined total revenue.

Product Support Agreement

In connection with the Spin-off, we entered into a product support agreement pursuant to which DISH Network has the right, but not the obligation, to receive product support (including certain engineering and technical support services) for all set-top boxes and related components that our subsidiaries have previously sold and in the future may sell to DISH Network.  The fees for the services provided under the Product Support Agreement are calculated at cost plus a fixed margin, which varies depending on the nature of the services provided.  The term of the Product Support Agreement is the economic life of such receivers and related components, unless terminated earlier. DISH Network may terminate the Product Support Agreement for any reason upon at least 60 days prior notice. In the event of an early termination of this agreement, DISH Network shall be entitled to a refund of any unearned fees paid to us for the services.  We earned revenues of approximately $28 million from DISH Network under the Product Support Agreement during 2011.

Professional Services Agreement

During 2009, we and DISH Network agreed that we shall continue to have the right, but not the obligation, to receive from DISH Network the following services, among others: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, we and DISH Network agreed that DISH Network shall continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network and receive logistics, procurement and quality assurance services from us.  The Professional Services Agreement automatically renewed on January 1, 2012 for an additional one-year period until January 1, 2013 and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice.  However, either party may terminate the Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days notice.

We incurred expenses payable to DISH Network of approximately $12.5 million under the Professional Services Agreement during 2011.  We earned revenues of approximately $7.4 million from DISH Network under the Professional Services Agreement during 2011.

Real Estate Lease Agreements

We have entered into lease agreements pursuant to which DISH Network leases certain real estate from us.  The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area, and depending on how much space is leased, EchoStar is responsible for its portion (if any) of the taxes, insurance, utilities and maintenance of the premises.  We earned revenues of approximately $11 million from DISH Network under the real estate lease agreements during 2011.  The term of each of the leases is set forth below:

Inverness Lease Agreement.  In November 2011, we and DISH Network extended the lease for certain space at 90 Inverness Circle East in Englewood, Colorado for a period ending on December 31, 2016.  This agreement can be terminated by either party upon six months prior notice.

Meridian Lease Agreement.  The lease for all of 9601 S. Meridian Blvd. in Englewood, Colorado is for a period ending on December 31, 2016.

Santa Fe Lease Agreement. In November 2011, we and DISH Network extended the lease for all of 5701 S. Santa Fe Dr. in Littleton, Colorado for a period ending on December 31, 2016 with a renewal option for one additional year.

EchoStar Data Networks Sublease Agreement.  The sublease for certain space at 211 Perimeter Center in Atlanta, Georgia is for a period ending on October 31, 2016.

Gilbert Lease Agreement.  The lease for certain space at 801 N. DISH Dr. in Gilbert, Arizona is a month to month lease and can be terminated by either party upon 30 days prior notice.

Cheyenne Lease Agreement.  Effective January 1, 2012, we and DISH Network entered into a lease for certain space at 530 EchoStar Drive in Cheyenne, Wyoming for a period ending on December 31, 2031.

Additionally, during 2008, we entered into a sublease for space at 185 Varick Street, New York, New York from DISH Network for a period of approximately seven years.  The rent on a per square foot basis for this sublease was comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the sublease, and we are responsible for our portion of the taxes, insurance, utilities and maintenance of the premises.  We incurred expenses payable to DISH Network of approximately $1 million under this sublease agreement during 2011.

Receiver Agreement

In connection with the Spin-off, we and DISH Network entered into a receiver agreement pursuant to which DISH Network had the right, but not the obligation, to purchase digital set-top boxes and related accessories, and other equipment from us for a period ending on January 1, 2012 (the “Prior Receiver Agreement”).  The Prior Receiver Agreement allowed DISH Network to purchase digital set-top boxes, related accessories and other equipment from us at our cost plus a fixed percentage margin, which varied depending on the nature of the equipment purchased.  Additionally, we provided DISH Network with standard manufacturer warranties for the goods sold under the Prior Receiver Agreement.  DISH Network was able to terminate the Prior Receiver Agreement for any reason upon at least 60 days notice to us.  We were able to terminate the Prior Receiver Agreement if certain entities were to acquire DISH Network.  The Prior Receiver Agreement also included an indemnification provision, whereby the parties indemnified each other for certain intellectual property matters.  We earned revenues of approximately $1.16 billion from DISH Network under the Prior Receiver Agreement during 2011.

Effective January 1, 2012, we and DISH Network entered into a new agreement (the “2012 Receiver Agreement”) pursuant to which DISH Network continues to have the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from us for the period from January 1, 2012 to December 31, 2014.  DISH Network has an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days notice prior to the end of the term.  The material terms of the 2012 Receiver Agreement are substantially the same as the material terms of the Prior Receiver Agreement, except that the 2012 Receiver Agreement allows DISH Network to purchase digital set-top boxes, related accessories and other equipment from us either: (i) at a cost (decreasing as we reduce costs and increasing as costs increase) plus a dollar mark-up which will depend upon the cost of the product subject to a collar on our mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased.  Under the 2012 Receiver Agreement our margins will be increased if we are able to reduce the costs of our digital set-top boxes and our margins will be impaired if these costs increase.  At the commencement of the 2012 Receiver Agreement, the aggregate pricing for the digital set-top boxes, related accessories, and other equipment sold under the 2012 Receiver Agreement was substantially the same as the aggregate pricing for the products and equipment sold under the Prior Receiver Agreement at the time of its expiration.  There can be no assurance that, over the long term, aggregate pricing under the 2012 Receiver Agreement will be substantially the same as it was under the Prior Receiver Agreement.

Remanufactured Receiver Agreement

In connection with the Spin-off, we entered into a Remanufactured Receiver Agreement with DISH Network pursuant to which we have the right, but not the obligation, to purchase remanufactured receivers and related components from DISH Network at cost plus a fixed margin, which varies depending on the nature of the equipment purchased.  In November 2011, we and EchoStar extended this agreement until December 31, 2012.  We may terminate the Remanufactured Receiver Agreement for any reason upon at least 60 days notice to DISH Network.  DISH Network may also terminate this agreement if certain entities acquire it.  We incurred expenses payable to DISH Network of less than $0.1 million as a result of our purchase of remanufactured receivers and related components from DISH Network during 2011.

Satellite Capacity Agreements

Satellite Capacity Leased from DISH Network.  During 2009, we entered into a satellite capacity agreement pursuant to which we lease certain satellite capacity from DISH Network on EchoStar I.  The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the length of the lease.  The term of this lease is set forth below:

EchoStar I.  We lease certain satellite capacity from DISH Network on EchoStar I. The lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends, among other things, upon the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  We generally have the option to renew this lease on a year-to-year basis through the end of the satellite’s life.  There can be no assurance that any options to renew this agreement will be exercised.  We incurred expenses payable to DISH Network of approximately $21.7 million under the EchoStar I agreement during 2011.

Satellite Capacity Leased to DISH Network.  Since the Spin-off, we entered into certain satellite capacity agreements pursuant to which DISH Network leases satellite capacity on certain satellites owned or leased by us.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease.  We earned revenues of approximately $147.5 million from DISH Network under the satellite capacity agreements during 2011.  The term of each of the leases is set forth below:

EchoStar VI, VIII and XII.  DISH Network leases certain satellite capacity from us on EchoStar VI, VIII and XII.  The leases generally terminate upon the earlier of:  (i) the end of life or replacement of the satellite (unless DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponders on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  DISH Network generally has the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.

EchoStar IX.  DISH Network leases certain satellite capacity from us on EchoStar IX.  Subject to availability, DISH Network generally has the right to continue to lease satellite capacity from us on EchoStar IX on a month-to-month basis.

EchoStar XVI.  DISH Network will lease certain satellite capacity from us on EchoStar XVI after its service commencement date and this lease generally terminates upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew on a year-to-year basis through the end-of-life of the satellite. There can be no assurance that any options to renew this agreement will be exercised. EchoStar XVI is expected to be launched during the second half of 2012.

EchoStar XV.  EchoStar XV is owned by DISH Network and is operated at the 61.5 degree west longitude orbital location.  The FCC has granted us an authorization to operate the satellite at the 61.5 degree west longitude orbital location.  For so long as EchoStar XV remains in service at the 61.5 degree west longitude orbital location, DISH Network is obligated to pay us a fee for the use of the orbital slot which varies depending on the number of frequencies being used by EchoStar XV.

Nimiq 5 Agreement.  During 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree west longitude orbital location (the “Telesat Transponder Agreement”).  During 2009, DISH Network also entered into a satellite service agreement (the “DISH Telesat Agreement”) with us, pursuant to which they receive service from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.

Under the terms of the DISH Telesat Agreement, DISH Network makes certain monthly payments to us that commenced in October 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  We earned revenues of approximately $62.2 million under the DISH Telesat Agreement during 2011.  Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed into service.  Upon expiration of the initial term DISH Network has the option to renew the DISH Telesat Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite.  Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Agreement.  During 2008, we entered into a ten-year satellite service agreement with SES, which provides, among other things, for the provision by SES to us of service on 32 DBS transponders on the QuetzSat-1 satellite at the 77 degree west longitude orbital location.  This satellite was launched on September 29, 2011 and was placed into service during the fourth quarter 2011 at the 67.1 degree west longitude orbital location while we and DISH Network explore alternative uses for the QuetzSat-1 satellite.  In the interim, we are providing DISH Network with alternate capacity at the 77 degree west longitude orbital location.  We commenced payments under our agreement with SES upon the placement of the QuetzSat-1 satellite at the 67.1 degree west longitude orbital location.  During 2008, we also entered into a transponder service agreement with DISH Network pursuant to which DISH Network will receive service from us on 24 of the DBS transponders on QuetzSat-1, which will replace certain other transponders leased from us.

Under the terms of our contractual arrangements with DISH Network, we will recognize revenue for the QuetzSat-1 satellite when it is placed into service at the 77 degree west longitude orbital location and continuing through the remainder of the service term.  Unless extended or earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite, the initial service term will expire in November 2021.  Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite.  Upon an in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

SlingService Services Agreement

Effective February 23, 2010, DISH Network entered into an agreement with us pursuant to which DISH Network will receive certain place-shifting services.  The fees for the services provided under this services agreement depend, among other things, upon the cost to develop and operate such services.  This agreement has a term of five years with automatic renewal for successive one year terms and may be terminated for any reason upon at least 120 days notice to us.  We earned revenues from DISH Network of approximately $0.7 million under the SlingService Services Agreement during 2011.

Sprint Settlement Agreement

On November 3, 2011, DISH Network and Sprint Nextel Corporation (“Sprint”) entered into the Sprint Settlement Agreement pursuant to which all disputed issues relating to DISH Network’s acquisition of DBSD North America and substantially all of the assets of TerreStar Networks, Inc. (“TerreStar”) were resolved between DISH Network and Sprint, including, but not limited to, issues relating to costs allegedly incurred by Sprint to relocate users from the spectrum now licensed to DBSD North America and TerreStar (the “Sprint Clearing Costs”).  We were a party to the Sprint Settlement Agreement solely for the purposes of executing a mutual release between us and Sprint relating to the Sprint Clearing Costs.  As of December 31, 2011, we are currently a holder of certain TerreStar debt instruments.  Pursuant to the terms of the Sprint Settlement Agreement, DISH Network made a net payment of approximately $114 million to Sprint.

Tax Sharing Agreement

In connection with the Spin-off, we entered into a Tax Sharing Agreement with DISH Network which governs our respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify us for such taxes. However, DISH Network is not liable for and will not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of (i) a direct or indirect acquisition of any of our stock, stock options or assets, (ii) any action that we take or fail to take or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, we will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The Tax Sharing Agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.  No payments were made under the Tax Sharing Agreement during 2011.

TerreStar Agreement

On March 9, 2012, DISH Network completed its acquisition of substantially all the assets of TerreStar.  Prior to DISH Network’s acquisition of substantially all the assets of TerreStar and our completion of the Hughes Acquisition, TerreStar and Hughes entered into various agreements pursuant to which Hughes provides, among other things, hosting and maintenance for TerreStar’s satellite gateway and associated ground infrastructure.  Hughes earned revenues from TerreStar of approximately $5.8 million under these agreements during 2011.  While we expect Hughes’ revenues under these agreements during 2012 to be substantially similar to the revenues during 2011, the actual revenues during 2012 will depend upon the type and amount of services provided.  These agreements generally may be terminated by DISH Network at any time for convenience.

Tivo

On April 29, 2011, we and DISH Network entered into a settlement agreement with TiVo.  The settlement resolves all pending litigation between us and DISH Network, on the one hand, and TiVo, on the other hand, including litigation relating to alleged patent infringement involving certain DISH Network digital video recorders, or DVRs, which litigation is described in our periodic reports filed with the Securities and Exchange Commission including in our annual report on Form 10-K for the year ended December 31, 2011 under the caption “Item 3.  Legal Proceedings — TiVo Inc.”  Under the settlement agreement, all pending litigation has been dismissed with prejudice and all injunctions that permanently restrain, enjoin or compel any action by us and DISH Network have been dissolved.  We and DISH Network are jointly responsible for making payments to TiVo in the aggregate amount of $500 million, including an initial payment of $300 million and the remaining $200 million in six equal annual installments between 2012 and 2017.  Pursuant to the terms and conditions of the agreements entered into in connection with our Spin-off from DISH Network, DISH Network made the initial payment to TiVo in May 2011, except for a contribution from us totaling approximately $10 million, representing an allocation of liability relating to our sales of DVR-enabled receivers to an international customer.  Future payments will be allocated between DISH Network and us based on historical sales of certain licensed products with us being responsible for 5% of each annual payment, or approximately $10 million in total.  Of our initial payment of $10 million, approximately $8 million relates to prior periods and the remaining $2 million represents a prepayment.  The prepayment of $2 million plus our share of the remaining payments, a total of $12 million, will be expensed ratably from April 1, 2011 through July 31, 2018.

We and DISH Network, on the one hand, and TiVo, on the other hand, have also agreed on mutual releases of certain related claims and agreed not to challenge each other’s DVR technology-related patents that are licensed under the settlement agreement.

Because both we and DISH Network were defendants in the TiVo lawsuit, we and DISH Network were jointly and severally liable to TiVo for any final damages and sanctions that could have been awarded by the District Court. As previously disclosed, DISH Network agreed that it was obligated under the agreements entered into in connection with the Spin-off to indemnify us for substantially all liability arising from this lawsuit.  During 2009, we contributed an amount equal to our $5 million intellectual property liability limit under the receiver agreement and we and DISH Network agreed that our $5 million contribution would not exhaust our liability to DISH Network for other intellectual property claims that may arise under the receiver agreement.  We and DISH Network also agreed that we would each be entitled to joint ownership of, and a cross-license to use, any intellectual property developed in connection with any potential new alternative technology.  Any amounts that we are responsible for under the settlement agreement with TiVo are in addition to the $5 million contribution previously made by us.

TT&C Agreement

TT&C Agreement.  In connection with the Spin-off, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provided TT&C services to DISH Network for a period ending on January 1, 2012 (the “Prior TT&C Agreement”).  The fees for services provided under the Prior TT&C Agreement were calculated at cost plus a fixed margin.  DISH Network was able to terminate the Prior TT&C Agreement for any reason upon 60 days notice.  We earned revenues of approximately $2.6 million under the Prior TT&C agreement during 2011.

On January 1, 2012, we entered into a TT&C agreement pursuant to which we will continue to provide TT&C services to DISH Network and its subsidiaries for a period ending on December 31, 2016 (the “2012 TT&C Agreement”).  The material terms of the 2012 TT&C Agreement are substantially the same as the material terms of the Prior TT&C Agreement, except that the fees for services provided under the 2012 TT&C Agreement are calculated at either: (i) a fixed fee; or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided.

Other Agreements

In November 2009, Mr. Roger Lynch became employed by both us and DISH Network as Executive Vice President.  Mr. Lynch is responsible for the development and implementation of advanced technologies that are of potential utility and importance to both us and DISH Network.  Mr. Lynch’s compensation consists of cash and equity compensation and is borne by both DISH Network and us.

Related Party Transactions with NagraStar

We own 50% of NagraStar L.L.C. (“NagraStar”), a joint venture that is our primary provider of encryption and related security technology used in our set-top boxes. During the year ended December 31, 2011 we purchased $16.8 million of security access devices from NagraStar.  As of December 31, 2011, there were outstanding invoices from NagraStar to us totaling approximately $3 million.  Additionally, as of December 31, 2011, there were outstanding purchase orders from us to NagraStar totaling approximately $2.7 million for security access devices.

Related Party Transactions with Hughes Systique

We contract with Hughes Systique for software development services.  In addition to our 45% ownership in Hughes Systique, Mr. Pradman P. Kaul, the CEO and President of Hughes Communications, Inc. and a member of our Board of Directors and his brother, who is the CEO and President of Hughes Systique, in the aggregate, owned approximately 26%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2011.  Furthermore, Mr. Kaul serves on the board of directors of Hughes Systique.  We obtained services from Hughes Systique totaling approximately $9.8 million during 2011.

Related Party Transactions with Dish Mexico

During 2008, we entered into a joint venture for a DTH satellite service in Mexico known as Dish Mexico, S. de R.L. de C.V. (“Dish Mexico”).  Pursuant to these arrangements, we provide certain broadcast services and satellite capacity and sell hardware such as digital set-top boxes and related equipment to Dish Mexico.  Subject to a number of conditions, we committed to provide $112 million of value over an initial ten year period in the form of cash, equipment and services, which was satisfied as of December 31, 2010.

Related Party Transactions with a Joint Venture in Taiwan

During December 2009, we entered into a joint venture to provide a DTH satellite service in Taiwan and certain other targeted regions in Asia.  We own 50% and have joint control of the joint venture.  Pursuant to these arrangements, we sell hardware such as digital set-top boxes and provide certain technical support services to the joint venture.  We have provided $18 million of cash to the joint venture, and an $18 million line of credit that the joint venture may only use to purchase set-top boxes from us.  In December 2011, we entered into an agreement to sell all of our equity in the joint venture, other than an approximately 5% interest, to a third party for nominal consideration (the “JV Sale Transaction”).  Upon the closing of the JV Sale Transaction, which is subject to receipt of customary regulatory approvals, our line of credit will be terminated.  We expect to close the JV Sale Transaction during the first half of 2012.  As of December 31, 2011, the remaining amount available under the line of credit was $10 million.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Appointment of Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm for 2012.  KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2011, and the Board has proposed that our shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  Please see Proposal No. 2 below.

The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of EchoStar.

Fees Paid to KPMG LLP for 2011 and 2010

The following table presents fees for professional services rendered by KPMG LLP to EchoStar during 2011 and 2010.

	For the Years Ended December 31,
	2011	2010
Audit Fees (1)	$2,665,015	$810,690
Audit-Related Fees(2)	969,727	—
Total Audit and Audit-Related Fees	3,634,742	810,690
Tax Fees (3)	606,903	914,049
All Other Fees	—	—
Total Fees	$4,241,645	$1,724,739

(1)  Consists of fees paid by us for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with the audit of our internal control over financial reporting.

(2)  Consists of fees for audit of financial statements of certain employee benefit plans and fees for other services that are normally provided by the accountant in connection with registration statement filings, issuance of consents and professional consultations with respect to accounting issues.

(3)  Consists of fees for tax consultation and tax compliance services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm.  The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

•                  Request for approval of services at a meeting of the Audit Committee; or

•                  Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.  100% of the fees paid by EchoStar to KPMG LLP for services rendered in 2011 and 2010 which relate to EchoStar were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist EchoStar’s Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in its charter. EchoStar’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles.  EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, we have relied, without independent verification, on representations by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America.  We have also relied on representations of EchoStar’s independent registered public accounting firm included in their report on its financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with EchoStar’s management and independent registered public accounting firm do not assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with EchoStar’s management its audited financial statements for the fiscal year ended December 31, 2011. We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm.  Our discussions with the independent registered public accounting firm included the matters required to be discussed under the rules adopted by the PCAOB AU Section 380, “Communication with Audit Committees,” as currently in effect.  We also discussed with them their independence and any relationship that might affect their objectivity or independence.  In connection with these discussions, we received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB.  Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm.  Based on these discussions and our review discussed above, we recommended to EchoStar’s Board of Directors that its audited financial statements for fiscal year 2011 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted,

The EchoStar Audit Committee

C. Michael Schroeder (Chairman)

Tom A. Ortolf

Anthony M. Federico

The report of the Audit Committee and the information contained therein shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in any filing we make under the Securities Act or under the Exchange Act, irrespective of any general statement incorporating by reference this Proxy Statement into any such filing, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into a document we file under the Securities Act or the Exchange Act.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting.  The Audit Committee and the Board have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and we are asking our shareholders to ratify this appointment at the Annual Meeting.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public registered accounting firm at any time if it determines that such a change would be in the best interests of EchoStar.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire.  They also will be available to respond to appropriate questions of shareholders.

Charles W. Ergen, our Chairman, currently possesses approximately 75.6% of our total voting power. Please see “Equity Security Ownership” above.  Mr. Ergen has indicated his intention to vote in favor of Proposal No. 2.  Accordingly, approval of Proposal No. 2 is assured notwithstanding a contrary vote by any or all shareholders other than Mr. Ergen.

The Board of Directors unanimously recommends a vote FOR approval of Proposal No. 2 (Item No. 2 on the enclosed proxy card).

WHERE TO GET ADDITIONAL INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room.  As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that website is http://www.sec.gov.  In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  The address of that website is http://www.echostar.com.

COST OF PROXY STATEMENT

We will bear the cost of the solicitation of proxies on behalf of the Board.  In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means.  None of our directors, officers or employees will be specifically compensated for those activities.  We do not expect to pay any compensation for the solicitation of proxies.  However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

SHAREHOLDER COMMUNICATIONS

General.  We provide an informal process for shareholders to send communications to our Board and its members.  Shareholders who wish to contact the Board or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 100 Inverness Terrace East, Englewood, Colorado 80112.  At the direction of the Board of Directors, all mail received will be opened and screened for security purposes.  Correspondence directed to an individual Board member is referred to that member.  Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Executive Vice President, General Counsel and Secretary.

Submission of Shareholder Proposals and Director Nominations for 2013 Annual Meeting.  Shareholders who intend to have a proposal or director nomination considered for inclusion in our proxy materials for presentation at our 2013 Annual Meeting of Shareholders must submit the proposal or director nomination to us no later than November 23, 2012.  In accordance with our Bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2013 Annual Meeting of Shareholders, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Dean A. Manson, our Executive Vice President, General Counsel and Secretary, at EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2012 Annual Meeting of Shareholders.  Accordingly, any notice given pursuant to our Bylaws and outside the process of Rule 14a-8 must be received no earlier than January 3, 2013 and no later than February 2, 2013.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

OTHER BUSINESS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement.  However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

By Order of the Board of Directors

DEAN A. MANSON
Executive Vice President, General Counsel and Secretary

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all Class A Shares and Class B Shares of EchoStar Corporation held of record by the undersigned on March 7, 2012, at the Annual Meeting of Shareholders to be held on May 3, 2012, or any adjournment thereof.

1.	ELECTION OF SEVEN DIRECTORS.

☐ FOR all nominees listed below (except as marked to the contrary)
☐ WITHHOLD AUTHORITY to vote for all the nominees listed below

	R. Stanton Dodge	Michael T. Dugan	Charles W. Ergen	Anthony M. Federico
	Pradman P. Kaul	Tom A. Ortolf	C. Michael Schroeder

(INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee’s name above.)

2.	TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2012.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE SEVEN DIRECTORS SET FORTH ABOVE, AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2012.  THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith.

Dated:	, 2012

Signature

Signature if held jointly

Signatures should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE.  THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.